UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20548

FORM 10/A
Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NORTHTECH INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-8594354
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

6363 7th Ave So. #220, Seattle, WA	98108
(Address of principal executive offices)	(Zip Code)

(206) 632-2839
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:
_____________________

Copies to:

Thomas E. Puzzo, Esq
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th St.
Seattle, Washington 98115
Phone: (206) 522-2256
Fax: (206) 260-0111

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock
(Title of Class)
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ x ]
(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

You should rely only on the information contained in this registration statement or in a document referenced herein. We have not authorized anyone to provide you with any other information that is different. You should assume that the information contained in this registration statement is accurate only as of the date hereof except where a different specific date is set forth.

As used in this registration statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Northtech Industries,” “Northtech” or “the Company” refer to Northtech Industries, Inc., a Nevada corporation, and/or its wholly-owned subsidiary, Millwork Pro, Inc.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

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Item 1.	Business.

The Company

Northtech Industries, Inc., (“Northtech”), a Nevada corporation, is a holding company operating in the commercial and residential construction services industry. Its primary focus is to acquire existing operators in selective niches of the construction services industry, build economies of scale, and institute best practices to drive profits.

Northtech maintains its corporate headquarters at 6363 7th Ave So., #220, Seattle, Washington, 98108. The telephone number is (206) 632-2839.

Organizational Chart

History

Northtech Industries was formed in October, 2006. Its first acquisition was Millwork Pro, Inc., a millwork installation business, in October of 2006. The acquisition of Millwork Pro was accomplished by a cashless share exchange. A copy of the Share Exchange Agreement is attached as Exhibit 2.1. Pursuant to the terms of that Agreement Northtech issued 2,840,000 common shares to the shareholders of Millwork Pro in exchange for 100% of the outstanding shares. At the time of the acquisition, the shareholders of Millwork Pro were Loren Perrigo and Mark Jensen owning 60% and 40% of the issued and outstanding shares respectively. Mr. Perrigo received 1,704,000 common shares, and Mr. Jensen received 1,136,000 common shares completing the acquisition. Northtech Industries was represented by CEO Mark Jensen who was also a director of Millwork Pro at the time of the acquisition. Millwork Pro was represented by President Loren Perrigo who is also the president of PCS Millwork. There were no third parties involved in the negotiations and agreement nor were there any fees paid. Millwork Pro acquired the operations of a millwork installation division from PCS Millwork, Inc. The operations, which consisted of, contracts for future work, approximately 20 employees, tools, and a van that had been fully depreciated were given to Millwork Pro for no consideration.

On April 8, 2009 Northtech Industries merged with and into The Finish Company Painting and Carpentry, a Washington corporation with Millwork Pro, Inc. to create Millwork Pro, Inc., doing business as “The Finish Company” (“Millwork Pro DBA The Finish Company” or “The Finish Company”). The primary purpose of the acquisition of The Finish Company was to round out the current products offered by Millwork Pro to include Painting, Tile, Carpentry, and Finish Work. Control was obtained by Northtech Industries acquiring 100% ownership of The Finish Company and it is now a wholly-owned subsidiary of Northtech. The Finish Company had revenues of approximately $1.64 million in 2008. Michael Grabham held 90 shares of The Finish Company Painting and Carpentry common stock. Michael Grabham received 4,410,000 shares of Class “A” Common Stock of Northtech Industries, Inc. Andy Sewrey held 10 shares of The Finish Company Painting and Carpentry common stock. Andy Sewrey received 490,000 shares of Class “A” Common Stock of Northtech Industries, Inc. The merger shares issuable to such The Finish Company Security Holders represented approximately 33% of the Northtech Industries’ Fully-Diluted Common Stock as at the effective time of the merger.

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Acquisition of The Finish Company

As of April 8,
2009

Working Capital	(52,220)
Equipment & Leasehold Improvements	18,115
Goodwill	485,100
Long Term Debt Assumed	(5,691)
Acquisition Cost of the Finish Company	$445,305

Class A Common Stock Issued for Acquisition @ $0.10	$490,000

Finish Company Revenue

2008 Revenue	$1,642,156
2009 Revenue (Jan-Mar)	$351,438

Company Overview

The Company’s business model is to acquire existing operators in selective niches of residential and commercial construction services. Management believes it has the experience and knowledge necessary to operate the acquired businesses efficiently and build a profitable and growing company. The Company’s first acquisition was in November of 2006 when it acquired a millwork division from PCS Millwork and incorporated it into Millwork Pro, Inc. In April of 2009 the Company merged The Finish Company, a Seattle-based contractor, with Millwork Pro.

Through the Company’s subsidiary, Millwork Pro DBA The Finish Company, 31 people are employed in production and management and as many as twenty carpenters are subcontracted. It typically operates fifteen to twenty jobsites on any given day. The Finish Company services single and multi-family homebuilders and commercial builders in key growth markets in the Pacific Northwest. It actively services thirty such customers. Marketing targets six hundred key companies in the Greater Seattle area. As the homebuilder market has slowed we have increased marketing efforts to the commercial builders. New projects in the commercial building sector have been completed.

Northtech plans for further acquisitions to launch the foundation of the Company and set a course for future growth. As of June, 2010 the Company has no acquisition targets and has not entered into any negotiations or letters of intent. We have identified potential target acquisitions, but have not yet performed any due diligence or begun negotiations. We have no immediate expansion plans beyond growing our current operations.

Services

Northtech Industries offers a diversified group of services reaching a broad market. We service both commercial and residential markets. We offer services for new construction, tenant improvements and remodeling. Our primary services are painting, carpentry/millwork, and tile. For the year ended September 30, 2009, total revenue was $2,073,755. The revenue consists of paint - $881,418, 42.5% of total revenue, carpentry/millwork - $937,757, 45.2% of total revenue, and tile - $254,580, 12.3% of total revenue. Annual comparative periods of December 31, 2008 and 2007 total revenues of $1,141,286 and $1,436,471 respectively, were derived entirely from millwork installation services. For the three month period ended March 31, 2010, total revenue was $401,758 compared to the three month period ended March 31, 2009 of $565,429. In March of 2009 revenues were derived entirely from millwork installation services. In March of 2010 total revenue consists of paint - $142,070, 35% of total revenue, carpentry/millwork - $171,282– 42.6% of total revenue and tile - $88,406, 22% of total revenue.

Painting

The Company’s primary service is residential and commercial painting. The Finish Company offers residential and commercial painting services for interior and exterior applications. Clients include new home builders, property managers, retailers, realtors, contractors, and homeowners. As a Residential Painting Specialist, the Company offers the following residential painting services: Interior Painting, Exterior Painting, Minor Repairs, Waterproofing, Popcorn Ceilings, Pressure Cleaning, Renovations, Touch-up, Expert Trim Detail and Color Consulting. As a Commercial Painting Specialist, the Company offers the following commercial painting services: Interior and exterior painting and staining, ceilings, walls, doors and floors, all forms of paint / stain grade trim and molding, wallpaper and other coverings, and installation of signs and fixtures. In an effort to provide a turn key solution to our customers, we also supply the paint for approximately 80% of all paint jobs. We purchase the paint from various vendors, mainly, Rodda Paints, Sherwin Williams and Kelly Moore.

There are several targeted locations for our painting services. We actively market to clients with the following property types:

  Commercial Property
  Office Buildings, Suites and Complexes
  Hospitals, Clinics, Medical Buildings and Laboratories
  City, State Government and Municipalities
  Retail Stores and Shopping Malls
  Hotels, Motels and Resorts
  Restaurants and Commercial Kitchens
  Health Clubs, Fitness and Day Spas
  Churches and Places of Worship
  Movie Theaters and Entertainment Complexes
  Schools, Colleges and Universities
  Heavy Commercial
  Industrial Buildings
  Homeowners

Carpentry / Millwork

On a building‘s exterior, we complete the project’s requirements for wood siding, decorative finishes, window trims, and decks. For the interior, we perform custom cabinets, interior woodwork for baseboards, crown molding, custom doors, wood paneling, sloped ceiling inlays, ceiling medallions and windows. We provide the raw materials for approximately 20% of all carpentry jobs. Our primary suppliers are Pacific Coast Door and Moulding, and Kingston Lumber.

Below is a list of some of the finish carpentry services we provide:

º	Setting Cabinets	º	Custom Entertainment Centers
º	Staircase Installation	º	Closet Shelving Installation
º	Interior Door Hanging	º	Custom Beam Work
º	Interior Door Casing	º	Window Seats
º	Window Casing	º	Toy Boxes
º	Crown Molding	º	Raised Panel Walls
º	Chair Rails	º	Custom Pillars or Posts
º	Wainscotings	º	Custom Bent Curved Hand railing
º	Custom Mantles	º	Bidding for New Home Plans

We work for commercial general contractors, remodelers, single family and multi-family home builders to install cabinets, doors and mouldings as part of the building process. We install paint grade and stain grade. We offer a turnkey package where materials and installation services are included in one estimate.

Millwork installation services include:

  Interior doors
  Exterior doors
  Moldings
  Cabinets
  Stair systems
  Window trim

Tile

The Company specializes in all kinds of tile: large tiles or detailed mosaic tiles, slate, granite, porcelain and limestone. We install tile or stone for a huge building, or a new shower for your master bathroom. The company focuses on interior residential tiling in dining areas, kitchens, bedrooms and bathrooms. In outdoor areas we tile decks, patios, entertaining areas, around pools, driveways, front entrances, steps & pathways. For commercial or residential projects we provide natural and engineered stone countertops. We provide the raw materials for approximately 50% of all tile jobs. Our primary suppliers are Oregon Tile and Marble, Pental Tile, and Dal Tile.

Market

Northtech Industries target market for acquisitions is companies in painting, carpentry, tile installation, flooring and millwork with $2 million to $5 million in revenue with a substantial customer base and good company stewardship. We estimate there are more than 20,000 target companies in the United States for consideration of acquisition. Our primary target market for acquisitions is the Greater Puget Sound region followed by Portland, Oregon and Sacramento, California. Ultimately we’d expand to regions in the Southwest, Midwest, Northeast and Southeast of the United States.

Our market for construction services include new home builders, property managers, commercial building owners, apartment buildings, mixed use buildings, retailers, contractors and homeowners. In every major city in the U.S. we estimate approximately 10,000 potential customers based on building type, size and need for our services.

Industry Overview

Construction, with 7.2 million wage and salary jobs and 1.8 million self-employed and unpaid family workers in 2008, was one of the Nation's largest industries. About 64 percent of wage and salary jobs in construction were in the specialty trade contractors sector, primarily plumbing, heating, and air-conditioning; electrical; and masonry. Around 23 percent of jobs were in residential and nonresidential building construction. The rest were in heavy and civil engineering construction. The construction industry has been strongly affected by the credit crisis and recession that began in December 2007. Housing prices fell and foreclosures of homes rose sharply, particularly in overbuilt areas of the country. New housing construction, while still ongoing, dropped significantly.

Customers

Our customers are homebuilders, contractors, property managers, apartment buildings and residential home owners. We have more than 30 customers who we work for on a repeat basis. We have a wide range of customers to offset the economic downturn in construction. Some of our commercial customers are: Charter Construction, Dwell Developments, Foster Penner, Great Northern, Howland Homes, Build Urban, Olive Tree Development, Tennyson / Kappler, and Touchstone Builders. During the years ended December 31, 2008 and 2007, Millwork Pro had one major customer, PCS Millwork Inc., from whom 34% and 60% of revenues were earned from those periods respectively. PCS Millwork Inc. ceased operations in December of 2008. We currently have one major customer from whom we earn 13% of revenues, Charter Construction.

Employees

As of June, 2010 the Company’s subsidiary The Finish Company has 31 employees and utilizes as many as 20 subcontract workers. The employee base consists of Management (2), Sales (1), Administrative (2), Carpentry (6), Painting (17), and Tile (3). Currently 28 of 31 employees are classified as full time. There are no collective bargaining arrangements and there have been no strikes. There are no supplemental benefits or incentive arrangement at this time. Employee growth is expected to increase through internal growth and in the event of an acquisition. Subject to the housing market and other factors outside of the control of the Company, within twelve months the number of employees is expected to double. The employee base will consist of Management (4), Sales (4), Administrative (3), Carpentry (8), Painting (21), and Tile (11). Northtech currently does not have any employees.

Major Market Participants

In the Greater Puget Sound region there are a few major market participants for each of our competitive categories. For painting the major participants are: Long Painting Company, Purcell P & C, R C Painting Inc, and Laitala Enterprises Corp. For Carpentry the major participants are: Ply Gem Pacific Windows Corp and Jorve Corp. For Tile the major participants are: Western Tile Company Inc and Fairweather Masonry Company.

Competition

Competition is based on price, quality and timeliness. The Company’s formula for pricing is (Job Labor) + (% of Overhead + % of Profit) = Sales Price. We strive to achieve a 20% - 25% gross margin on pricing. Prices using this formula are similar or slightly more than competitors. In regards to quality, we hire the best carpenters we can at a competitive price. We review procedures in advance of a job with all carpenters. After the installation procedure is completed we complete a job review and note all changes to be made to meet the builder’s specifications. To be timely, we have developed a scheduling program to track builder schedules and staffing. Builder schedules are often difficult to follow. Each builder provides us with building schedules, however, we’ve found we need to create our own internal production schedule, we can virtually guarantee we meet the builders schedule. Each competitive bid requires negotiation and often compromise. Bids typically average $25,000 per house. This package can include painting, interior and exterior doors, mouldings, cabinets, flooring and and/or stairs. As with installation, millwork products such as doors, base and casing are competitive by price. The Finish Company doesn’t generally sell materials. It provides installation services. However it often works together with a supplier to create a turnkey package where materials are packaged together with installation services.

The largest competitor is BMC West of Issaquah, WA. It is a division of the Building Maintenance and Holding Company (BMHC), a Fortune 500 company. We often bid directly against BMHC and are very competitive. We are competitive on price, product and service. Other competitors are private companies and financial information is not available.

Competitor List

Company	Location	Market Strength
Long Painting Company	Kent	Painting
Purcell P & C Llc	Seattle	Painting
R C Painting Inc	Woodinville	Painting
Laitala Enterprises Corp	Monroe	Painting
Vanderlip & Company Inc	Redmond	Painting
Lc Jergens Painting Co Inc	Seattle	Painting
Seattle Painting Specialists	Seattle	Painting
Falcon Construction	Bellevue	Millwork
Millwork Installation	Seattle	Millwork
Monroe Doors	Monroe	Millwork
Moulding Carpentry	Auburn	Millwork
Western Tile Company Inc	Seattle	Masonry
Fairweather Masonry Company	Bellevue	Masonry
Mutual Materials	Bellevue	Masonry
Sterling Construction Co Inc	Bothell	Masonry
J & S Masonry Inc	North Bend	Masonry

NOTE: Because this Registration Statement focuses primarily on details concerning the Company rather than the industry in which the Company operates or will operate, potential investors may wish to conduct their own separate investigation of the Company's industry to obtain broader insight in assessing the Company's prospects.

Agreement to “Factor,” or sell and assign, Accounts Receivable

On October 28, 2008, Northtech’s wholly owned subsidiary, Millwork Pro dba The Finish Company, entered into a Factoring and Security Agreement with Associated Marketing Consultants, Inc. (“AMCI”), whereby Millwork Pro may obtain up to approximately $750,000 of short-term working capital by factoring, selling and assigning to certain accounts receivable at a discount below face value to AMCI. This agreement is material to the operation of Northtech’s business because we currently rely upon “factoring,” or selling and assigning, our accounts receivable to AMCI to have sufficient cash flow top operate our business. AMCI is not obligated to purchase any of our accounts receivable. The Company currently derives approximately 30% of its revenues from the factoring arrangement with AMCI. As of June 10, 2010, the Company has approximately $64,701 in loans outstanding from AMCI. As at the fiscal year end of September 30, 2009, the loan amount outstanding was $96,065, as at December 31, 2009 the outstanding loan amount was $37,452, as at March 31, 2010, the outstanding loan amount was $39,627. During the year ended September 30, 2009 we factored approximately 28% of our accounts receivable, for the three months ended December 31, 2009 approximately 24% and for the three months ended March 31, 2010, approximately 29%.

The materials terms of the Factoring and Security Agreement with AMCI are (i) that AMCI has taken a security interest and /or lien in all assets of Millwork Pro dba The Finish Company, and (ii) Millwork Pro dba The Finish Company assigns accounts receivable it chooses to AMCI (iii) AMCI, in its sole discretion, pays Millwork Pro dba The Finish Company, depending on, generally speaking, the face value of the receivable and the credit rating of the party obligated to pay on the receivable, about 80% of the face value of the receivable to Millwork Pro dba The Finish Company, (iv) once the party obligated to pay on the receivable pays 100% of the face value of the receivable, Millwork Pro dba The Finish Company, receives a refund of cash from AMCI amounting to approximately 18% of the face value of the account receivable less certain fees not amounting to more than approximately $550, and (iv) if the party obligated to pay on the receivable does not pay the face value of the receivable within 75 days , then Millwork Pro dba The Finish Company becomes obligated to compensate AMCI such that the party obligated to pay on the receivable had paid in full. for renewable periods of four months, The Factoring and Security Agreement is currently automatically renewable for periods of four months, and Millwork Pro dba The Finish Company currently enters into transactions with AMCI under the Factoring and Security Agreement on, generally speaking, a weekly basis.

Industry Regulations

The Company is not subject to material regulations or specific licensing with employees except, as with all companies operating in Washington State, the Company is subject to regulations of Washington State Department of Labor and Industries. Labor and Industries covers employee safety, injury claims and insurance, wages, wage complaints and trades and licenses.

Item 1A.	Risk Factors.

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks:

Risks Relating to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern. Our financial statements for the year ended September 30, 2009, were prepared assuming that we will continue our operations as a going concern. We were incorporated on October 23, 2006, and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

As a result of the current economic recession, customer demand for home and commercial improvements and the availability of financing have significantly declined which adversely affects our business. A significant part of our business may rely on consumer demand for new homes and home improvement services and the availability of financing for homes and improvement projects. Demand for commercial construction services are also a significant portion of our business. The current declining economic environment, low levels of consumer confidence and the downward pressure on home prices have adversely affected demand for new homes and home improvement services. Further, recent disruptions in credit markets, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability, have limited the ability of consumers and businesses to finance new homes and home improvement services.

Although we believe the long-term outlook for the home and commercial improvement industry and our business is favorable, we cannot provide any assurances that current market conditions will not deteriorate further and we cannot predict the timing or strength of a recovery in the home improvement industry. Continued depressed activity levels in consumer spending for home improvement projects will continue to adversely affect our results of operations and our financial position.

To date the Company's operations have not been profitable. There can be no assurance that the Company will ever become profitable. The consolidated financial statements for the nine month year ended September 30, 2009 reflect a net loss of $214,465 (Year Ended December 31, 2008 and 2007 - $89,829 and $225,662 respectively). From the period of inception, being July 31, 2006, the consolidated financial statements reflect a net loss of $600,513 at September 30, 2009. The consolidated financials statements for the three month period ended March 31, 2010 and 2009 reflect net losses of $163,788 and 23,333 respectively. If the Company does not become profitable or does not become profitable in a reasonable amount of time the Company will be unable to sustain its operations without seeking further debt or equity financing. There is no assurance that the Company will be able to borrow or to find further equity investment.

The Company is dependent upon the business of its wholly owned subsidiary, Millwork Pro Inc. dba The Finish Company. The Company has no source of income other than the contracts and income generated by its subsidiary. Millwork Pro provides paint, tile, millwork installation, carpet installation services, and other custom millwork in residential homes. As such, Millwork Pro and the Company are dependent upon the cycles of home building and construction. If there is a decline in the amount of building in the areas where the Company operates or if the Company’s subsidiary is unable to generate sufficient business it is likely that the Company will be unable to continue its operations.

The Company is dependent upon the ability of its wholly owned subsidiary, Millwork Pro Inc. dba The Finish Company, to “Factor,” or sell and assign, accounts receivable, and if it is unable to do so, the operation of our business will be disrupted. On October 28, 2008, Northtech’s subsidiary, Millwork Pro dba The Finish Company, entered into a Factoring and Security Agreement with Associated Marketing Consultants, Inc. (“AMCI”), whereby Millwork

Pro may obtain up to approximately $750,000 of short-term working capital by factoring, selling and assigning to certain accounts receivable at a discount below face value to AMCI. This agreement is material to the operation of Northtech’s business because we currently rely upon “factoring,” or selling and assigning, our accounts receivable to AMCI to have sufficient cash flow to operate our business. AMCI is not obligated to purchase any of our accounts receivable. Accordingly, if AMCI decides not to purchase any of our accounts receivable, the operation of our business will be disrupted. The Company currently derives approximately 30% of its revenues from the factoring arrangement with AMCI.

Future acquisitions of companies may disrupt our business or distract our management.
In addition to operating our painting, tile and carpentry business, we plan to acquire or make investments in complementary companies or businesses. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the acquired businesses to fail to meet our expectations. For example:

  The acquired business may not achieve expected results;
  We may not be able to retain key personnel of the acquired businesses;
  We may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;
  Our financial and managerial resources may be diverted from our core business;
  Our management may not be able to manage the combined entity effectively or to make acquisitions and grow out business internally at the same time;
  We may incur debt or issue equity securities to pay for any future acquisitions or investments, which could dilute the ownership interest of the existing stockholders in our company.

Integrating acquisitions may be time consuming and create costs that could reduce our net income and cash flows.
Part of our growth strategy includes pursuing acquisitions. Any integration process may be complex and time consuming, may be disruptive to the business and may cause interruptions of, or a distraction of management’s attention from the business as a result of a number of obstacles, including but not limited to:

  the loss of key customers of the acquired company;
  the incurrence of unexpected expenses and working capital requirements;
  a failure of our due diligence process to identify significant issues or contingencies;
  difficulties assimilating the operations and personnel of the acquired company;
  difficulties effectively integrating the acquired technologies with our current technologies;
  our inability to retain key personnel of acquired entities;
  failure to maintain the quality of customer service;
  our inability to achieve the financial and strategic goals for the acquired and combined businesses; and
  difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could increase selling, general, and administrative expenses in absolute terms and/or as a percentage of net sales, which in turn would negatively impact our net income and cash flows.

We have completed two acquisitions to date, our wholly owned subsidiary Millwork Pro, Inc. and the acquisition of The Finish Company in April of 2009. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

Our industry is highly fragmented and competitive. If we are unable to compete effectively, our net sales and net income will be reduced. The residential constructions services and building products distribution industry is highly fragmented, extremely competitive, and the barriers to entry for local competitors are relatively low. We may not be able to compete successfully against other competitors, both large and small

Many of our current and potential competitors in the residential constructions services and building products distribution industry have substantial competitive advantages than we have, including:

  longer operating histories;
  significantly greater financial, technical and marketing resources;
  greater brand name recognition;
  better distribution channels;
  existing customer bases; and
  commercially accepted products.

Our competitors may be able to respond more quickly to new or emerging trends and changes in the building industry and devote greater resources to identify, develop and market new products, and distribute and sell their products than can we.

Our industry is highly dependant on market and economic conditions beyond our control.
Our business is dependant on demand for single-family homes which is influenced by changes in the overall condition of the U.S. economy both nationally and locally, including but not limited to; mortgage and other interest rates, job formation, consumer confidence, demographic trends, inflation, and building permit activity. Segments of the residential construction industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. Recent events in the capital markets resulting in an overall slowdown in the U.S. economy and a tightening of credit available to businesses and potential homeowners may have a serious negative effect on our business. Segments of the residential construction industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. The Company's operations may in the future, experience substantial fluctuations from period to period as a consequence of continued general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending including the inability by our customers to obtain operating lines of credit. Therefore, a continued economic downturn would have a material adverse effect on the Company's business, operating results and financial condition.

Seasonal factors can reduce our revenues and net income.
Our home and commercial improvement business is subject to seasonal trends. Services generally decline in the winter months and expand in the summer months. The seasonal variations generally negatively impact first quarter revenues and net income. Extreme weather conditions in the markets we serve sometimes negatively impact our revenues and net income.

We have had negative cash flows from operations since inception. We will require additional financing, the availability of which cannot be assured. To date, we have had net negative cash flows from operations. Although we have had profitable months we will need to raise additional funds to support our planned growth and carry out our business plan. We may not be able to obtain additional equity or debt financing on acceptable terms as required. Even if financing is available, it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate desired acquisitions and compete effectively. Our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. If we fail to generate enough working capital, either from future equity or debt sales or revenue from operations, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

If we raise additional capital it could diminish the rights of existing stockholders and may reduce our net income. If we need additional capital, we may have to issue additional equity or debt securities. If we issue equity securities, the ownership percentage of our stockholders will be reduced. If we borrow money, we may incur significant interest charges which could reduce our net income. Holders of debt or preferred securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

Our success will be largely dependent upon Michael Grabham, our President and CEO, and other key personnel. Our success will be largely dependent upon the continued employment of Michael Grabham, our President and Chief Executive Officer, who has many years of experience as an executive officer of a company in this industry, and relationships essential to continuance of our business expansions and customer retentions. The loss of Mr. Grabham’s services could have a material adverse effect on the implementation of our business plan. If we lose the services of any of our key personnel, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, any of which could have a significant adverse effect on our business. Although Mr. Grabham owns shares of our issued and outstanding Common Stock, it is possible that Mr. Grabham will terminate his employment with us. In addition, we do not presently maintain a life insurance policy for Mr. Grabham. We have no employment or other agreement with Mr. Grabham. We have no indication from Mr. Grabham that he intends to terminate his employment with us.

If we are unable to hire and retain key personnel, we may not be able to implement our plan of operation and our net revenues will be adversely affected. Our success is dependent upon the availability of and our ability to attract, train and retain qualified individuals. Competition for employees is especially intense in both construction services and building products distribution. In markets with strong housing demand, we may experience shortages in qualified labor and key personnel, which may limit our ability to complete contracts as well as obtain additional contracts with builders. Changes to immigration policies could also limit the availability of qualified labor. We have been successful in recruiting and retaining qualified employees, however we cannot guarantee that we will continue to be successful in the future.

Fluctuations of costs of core materials could significantly impact our cost of operations and decrease net revenues. Our operating results are affected by fluctuations in our costs and the availability of sourcing channels for materials. Prices of commodity wood products are subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations and periodic delays in delivery. Rapid and significant changes in product prices may affect sales as well as margins due to a limited ability to pass on short-term price changes.

Home and business construction services are subject to warranty and construction defect claims in the ordinary course of business and furthermore we sometimes face liabilities when we act as a general contractor, and we are sometimes responsible for losses when we hire general contractors. As a construction services company, we are subject to construction defect and home warranty claims arising in the ordinary course of our business. These claims are common in the construction industry and can be costly. Further, where we act as the general contractor, we are responsible for the performance of the entire contract, including work assigned to subcontractors. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and if successful these claims give rise to liability. The cost of insuring against construction defect and product liability claims are high, and the amount of coverage offered by insurance companies is currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, our business and results of operations will be adversely affected.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could have a material adverse effect on our results of operations and financial condition. The Company is subject to local, state, and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, the Company is subject to various fees and charges of governmental authorities designed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. The Company must also obtain certain licenses, permits, and approvals from certain government agencies to engage in certain of its activities, the granting or receipt of which are beyond the Company's control.

Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. These are normally established, however, when the Company receives recorded final maps and building permits. The Company is also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health, zoning and the environment. These laws may result in delays, cause the Company to incur compliance and other costs, and prohibit or restrict development in certain environmentally sensitive markets.

Increased insurance risk adversely affects our business. We are confronting reduced insurance capacity, and generally lower limits for insurance against some of the risks associated with our business. Some of the actions that have been or could be taken by insurance companies include: increasing insurance premiums; requiring higher self-insured retention and deductibles; requiring collateral on surety bonds; imposing additional exclusions, such as with respect to sabotage and terrorism; and refusing to underwrite certain risks and classes of business. The imposition of any of the preceding actions has and will continue to adversely affect our ability to obtain appropriate insurance coverage at reasonable costs.

Risks Relating to Our Common Stock

Trading of our stock may be restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock. The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

There is no public market or trading market for the securities of the issuer. There is no public market for the issuer's securities. Accordingly it may be difficult or impossible for investors to sell their shares.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock. In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (”FINRA”) has adopted rules that require when recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

There is no liquidity and no established public market for our Class A Common Stock and we may not be successful at obtaining a quotation on a recognized quotation service. In such event it may be difficult to sell your shares. There is presently no public market in our shares. There can be no assurance that we will be successful at developing a public market or in having our Class A Common Stock common stock quoted on a quotation facility such as the OTC Bulletin Board. There are risks associated with obtaining a quotation, including that broker dealers will not be willing to make a market in our shares, or to request that our shares be quoted on a quotation service. In addition, even if a quotation is obtained, the OTC Bulletin Board and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms. If trades in our common stock are not quoted on a quotation facility, it may be very difficult for an investor to find a buyer for their shares in our Company.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations. There has been no public market for the Company's securities, and there can be no assurance that an active trading market will develop after this filing or, if developed, that it will be sustained. The price of Shares issued to date have been determined arbitrarily, with no consideration being given to the current status of the Company's business, the value of its properties, its financial condition, its present and prospective operations, the general status of the securities market and the market conditions for new offerings of securities. The pricing bears no relationship to the assets, net worth, book value, recent sales, price of shares issued to principal shareholders or any other ordinary criteria of value.

Certain restricted shares of the Company will be eligible for sale in the future which could affect the prevailing market price of our Common Stock. Certain of the outstanding shares of our common stock are “restricted securities” under Rule 144 of the Securities Act, and (except for shares purchased by “affiliates” of the Company’s as such term is defined in Rule 144) are eligible for sale as the applicable holding periods expire. Currently, these shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned common stock for at least six months may, under certain circumstances, sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for six months is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sale or the expectation of sales of a substantial number of shares of common stock in the public market by selling shareholders could adversely affect the prevailing market price of the common stock, possibly having a depressive effect on any trading market for the common stock, and may impair our ability to raise capital at that time through additional sale of our equity securities.

Some provisions of our Articles of Incorporation and Bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price. Some of the provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

For example: the holder(s) of our Class B Common Stock have superior voting rights in relation to the Class A Common Stock. The disproportionate voting power to the holders of our Class B Stock gives holders of Class B Common Stock 100 votes for each share as opposed to the one vote per share attached to Class A Common Stock. Currently the only holders of Class B Common Stock are Mark Jensen and Loren Perrigio. There are 50 million votes attached to the issued and outstanding shares of Class B Common Stock and an additional 14.1 million votes are assigned to the issued and outstanding shares of Class A Common Stock controlled by management insiders.

The stock with superior voting rights, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult, or prevent a merger, tender offer or proxy content, or any change in control involving the Issuer, as well as the removal of management, even if such events would be beneficial to the interests of the issuer’s shareholders, and might limit the price certain investors are willing to pay in the future for shares of Common Stock. The issuance of any additional Class B Common Stock, could diminish the rights of holders of Class A Common Stock, and therefore could reduce the value of Class A Common Stock.

In addition, specific rights granted to future holders of preferred stock if issued by the Board of Directors could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent, or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

Item 2.	Financial Information.

Our Financial Condition

Nine Month Year Ended September 30, 2009, December 31, 2008 and 2007

The following discussion and analysis should be read in conjunction with the Company’s audited consolidated financial statements and related notes included at the end of this Registration Statement. The statements contained in this report that are not historical in nature, particularly those that utilize terminology such as “may”, “will”, “should”, “expects”, “anticipates”, “estimates”, “believes”, or “plans” or comparable terminology are forward looking based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward looking statements. Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” in this Registration Statement.

Restatement of Earnings

After an independent analysis of Northtech’s Goodwill related to the acquisition of the Finish Company in April 2009, management and auditors of Northtech determined that the Impairment of Goodwill that was previously expensed in the September 2009 financials was an accounting error and should be restated and included as an asset on the balance sheet. The restatement to correct the accounting error was deemed necessary due to the difficulty of measuring the impact of the acquisition in a short period of time, as the purchase of the Finish Company occurred in April 2009 and was not a part of the holding company for a full 12 months. We will again perform an analysis of the goodwill balance in September 2010 to determine whether an impairment will be necessary at that time.

In September 2009, an evaluation was made to determine the impairment of Northtech’s Goodwill related to the acquisition of the Finish Company in April 2009. For reasons such as market conditions, the business environment, and the short period of time from the Goodwill acquisition in April to the Goodwill impairment test in September, we determined that no goodwill impairment was necessary for the fiscal year ending September 30, 2009. We will again perform an analysis of the Goodwill balance in September 2010 to determine whether an impairment will be necessary at that time.

The restatement of the September 2009 financials had the follow affect on the financial statements:

	Year	Year	Year
	Ended	Ended	Ended
	September	September	September
	30,	30,	30,
	2009	2009	2009
	Filing	Correction	Restated
Income Statement
Net Income (Loss)	$(699,565)	$485,100	$(214,465)
Basic earnings (loss) per share	$(0.06)	$0.04	$(0.02)

Balance Sheet
Other Assets
Goodwill	$-	$485,100	$485,100
Stockholders' Equity
Deficit Accumulated	$(1,085,613)	$485,100	$(600,513)

	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009 Restated	2008	2007
Revenues	$2,073,755	$1,141,286	$1,436,471

Cost of Revenues Earned
Direct Labor	744,530	378,486	526,995
Subcontractors	496,310	483,018	621,701
Tools & Materials	489,501	26,748	33,490
Equipment Rental	10,055	-	-
Other	30,992	37,037	32,210

Total Costs of Revenue	1,771,388	925,289	1,214,397

Gross Profit	302,367	215,997	222,074

General and Administrative Expenses
Wages & Benefits	263,938	153,237	264,797
Travel & Entertainment	6,345	958	1,526
Consultants	46,416	81,073	99,289
Office & Equipment	32,783	16,653	18,685
Insurance Expense	32,569	26,549	42,324
Marketing	15,756	18,684	9,676
Finance Fees & Interest Expense	65,976	2,939	4,268
Other Expense	53,049	5,832	7,173

Total General & Administrative Expenses	516,832	305,926	447,736

Net Income (Loss)	$(214,465)	$(89,929)	$(225,662)

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Proforma Income Statement

	Year Ended December 31, 2008	Year Ended September 30, 2009

Revenues	1,141,286	500,000
Cost of Revenue
Direct Labor	378,486	150,000
Subcontractors	483,018	190,000
Tools & Materials	26,748	11,000
Equipment Rental	-
Other	37,037	15,000
Total Cost of Revenue	925,289	366,000
Gross Profit ( Loss)	215,997	134,000
General & Administrative Expenses
Wages & Benefits	153,237	62,000
Travel & Entertainment	958	1,000
Consultants	81,073	33,000
Office & Equipment	16,653	67,000
Insurance Expense	26,549	10,000
Advertising	18,684	7,500
Finance Fees & Interest Expense	2,939	1,200
Other Expense	5,832	2,500
Total General & Administrative Expenses	305,926	184,200
Net Income (Loss)	-89,929	-50,200
Basic earning (loss) per share	-$0.01	-$0.004
Weighted average number of common shares outstanding	9,250,000	12,294,485

Revenues

The Company’s revenues for the years ended December 31, 2008 and 2007 were derived entirely from installing millwork products for single and multi family residential home builders through the operations of its subsidiary, Millwork Pro Inc. In April of 2009, following the merger of the Finish Company with and into Millwork Pro, the Company expanded its services to include paint, tile, carpentry and the installation of millwork. Revenues earned in the year ended September 30, 2009 reflect income earned from these services. For the year ended September 30, 2009, the Company recognized revenues of $2,073,755 (December 31, 2008 and 2007 - $1,141,286 and $1,436,471, respectively). Installation services represent approximately 45.2% ($937,757) of revenues, paint services represent 42.5% ($881,418), and tile services represent 12.3% ($254,580). Revenue in 2009 from installation services totaled $937,757 ($1,141,286 and 1,436,471 – December 31, 2008 and 2007 respectively). Millwork installation revenue has decreased due to fewer housing starts in the depressed economy. We are replacing the lower revenue by expanding services we offer. With the acquisition of The Finish Company we added painting and tiling to our service offering. We are able to offer one customer more services and increase our revenue opportunity. Moving forward our plan is to focus on residential and commercial painting because it offers greater margin opportunities. We will seek to increase our product and service offerings through acquisitions. Counter tops, flooring, windows and roofing are other areas we may add to the product offering.

The acquisition of The Finish Company had a significant impact on both revenues and gross profits for the year ending September 30, 2009. Millwork Pro, per a proforma income projection, was projected to have revenues of approximately $500,000 for the period. Revenues for the period including The Finish Company were $2,073,755. Revenues were four times greater than the proforma income projection. Actual revenues for the year ending December 31st, 2008 for Millwork Pro were $1,141,286. Millwork Pro’s primary customer was PCS Millwork of Woodinville, WA. PCM Millwork ceased operations in December of 2008. Millwork Pro had many other customers but income was projected to drop from $1.1 million to $500,000 due to the decrease in business from PCS Millwork. The Finish Company in early 2009 had a broad customer base with commercial and residential customers. It wasn’t largely dependent upon one customer. Gross Profits were also significantly impacted with the acquisition of The Finish Company. For the year ended September 30, 2009, the Company recognized a net loss of $214,465 compared to a net loss of $89,929 for the year ended December 31, 2008. A primary reason for the net loss was lower gross margins on services due to a highly competitive market. As a percentage of total revenue, our gross profit for the year ended September 30, 2009 was 14.6%. Millwork Pro also assumed debt from the acquisition which created more expenses.

Cost of Revenues Earned

Costs of Revenues Earned, as reflected in the Company’s statement of operations, consists of direct labor costs, subcontractors, tools and materials, equipment rental and other expenses. As a percentage of total revenue, our gross profit for the year ended September 30, 2009 was 14.6% as compared to 18.9% and 15.5% for the years ended December 31, 2008 and 2007 respectively. We intend to achieve a goal of between 20% to 24% margins within the fiscal year 2010. We intend to achieve this by targeting higher margin opportunities such as residential and commercial painting. Painting projects can reach 40% gross margin and we don’t have as much competition. Another high margin opportunity is residential remodels. We are implementing improved management programs to reduce labor costs. We will be using new software to manage the labor hours. Our highest project cost is labor. By managing hours better and reducing labor costs we improve our gross margin. We intend to create a retail location that will allow us to purchase many of our materials direct from distributors. This move will allow us to save an additional 15-20% on materials we are currently purchasing. We are expanding our Internet marketing to get higher-margin clients. Our Internet marketing tends to create sales cycles that have higher margins. People who contact us by the Internet don’t tend to shop for competitive bids as much. We aren’t competing for the project with many contractors so we don’t have to decrease our margins to win the business.

During the year ended September 30, 2009 we have seen large increases in direct labor and tools and materials costs. These increases are largely due to the acquisition of The Finish Company which increased our base installation business and number of employees. In addition, the expansion of our core services to include paint and tile require an increase in expenditures relating to tools and materials required to complete the jobs.

Other Expenses shown on the Company’s income statement relating to costs of revenue consist of the following items:

	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009 Restated	2008	2007
Cost of Revenue
Other
Discounts	(3)	-	-
Travel & Entertainment	21,778	37,037	32,210
Delivery Charges	908	-	-
Back Charges	2,260	-	-
Hazmat	3,518	-	-
Dump Expenses	2,531	-	-
Total Other	30,992	37,037	32,210

General and Administrative Expenses

General and Administrative expenses, as reflected in the Company’s statement of operations, consists of Wages and Benefits, Travel and Entertainment, Consultants, Office and Equipment, Insurance, Advertising, Finance Fees and Interest Expense, and Other Expenses. As a percentage of revenue for the year ended September 30, 2009 these expenses reflect 24.9% (December 31, 2008 and 2007 – 26.80% and 31.17% respectively).

Wages and Benefits: These costs have increased in the year ended September 30, 2009 due to an increase in employees pursuant to the acquisition of The Finish Company.

Consultant Fees: The Company has been able to decrease its expenses relating to accounting and legal consultants by managing a larger portion of these requirements in house.

Finance Fees and Interest Expense: The increase in Finance Fees and Interest expenses is related to a factoring and security agreement entered into by the Company and with Associated Marketing Consultants Inc. d/b/a AMCI Finance. The Company obtains short-term working capital by factoring, selling, and assigning to AMCI acceptable accounts receivable at a 2% discount below face value. At September 30, 2009, the outstanding loan balance was $96,065.

On November 7, 2008, the Company entered into a Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, for a $135,000 credit facility, at a prime plus 4.75% interest rate, which matures on May 1, 2009. The loan is personally guaranteed by Michael Grabham, President, and secured by a Third Deed of Trust against his personal residence.

On June 16, 2009, the Company extended its Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, with a maturity date of July 1, 2009, at a prime plus 5.00% interest rate. On July 8, 2009, the Company again extended the Business Loan Agreement with Bay Bank, with a maturity date of August 1, 2009, at a prime plus 6.00% interest rate. On August 31, 2009, the Company again extended the Business Loan Agreement with Bay Bank, with a maturity date of February 1, 2010, at a prime plus 4.75% interest rate. On September 30, 2009, $125,364 was outstanding.

Other Expenses shown on the Company’s income statement relating to General and Administrative Expenses consist of the following items:

	Year Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2009 Restated	2008	2007
General and Administrative Expenses
Other
Bad Debt	35,527	-	-
B&O Taxes	17,522	5,832	7,173
Total Other	53,049	5,832	7,173

Bad Debt: At the beginning of the period the Company wrote off some accounts that were deemed uncollectable. Typically our ability to collect on outstanding accounts is very high and the necessity to write off bad debt is not common.

Net Loss

For the year ended September 30, 2009, the Company recognized a net loss of $214,465 compared to a net loss for the year ended December 31, 2008 and 2007 of $89,929 and $225,662, respectively. Management has been working diligently to implement and develop procedures and processes to streamline the business operations, increase the efficiency of our bidding process, effect scalability, control labor costs, and our ability to better predict market conditions. Our ability to provide efficient bids to potential customers and control labor costs have directly contributed to the decrease in losses.

Three and Six Month Period Ended March 31, 2010, and 2009

The following discussion and analysis should be read in conjunction with the Company’s interim financial statements and related notes included at the end of this Registration Statement. The statements contained in this report that are not historical in nature, particularly those that utilize terminology such as “may”, “will”, “should”, “expects”, “anticipates”, “estimates”, “believes”, or “plans” or comparable terminology are forward looking based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward looking statements. Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” in this Registration Statement.

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$401,759	$565,429	$1,051,607	$727,169

Cost of Revenue
Direct Labor	171,464	197,642	394,759	209,614
Subcontractors	73,334	96,705	165,770	208,940
Tools & Materials	114,611	135,788	330,042	136,901
Equipment Rental	283	344	5,820	344
Other	3,244	9,074	11,551	9,074
Total Cost of Revenue	362,936	439,553	907,942	564,873

Gross Profit ( Loss)	38,823	125,876	143,666	162,296

General & Administrative Expenses
Wages & Benefits	115,860	85,822	222,819	107,255
Travel & Entertainment	6,771	-	14,366	3,075
Consultants	7,214	5,205	25,359	18,210
Office & Equipment	19,965	7,761	33,648	12,811
Insurance Expense	664	6,140	7,705	10,576
Advertising	11,938	667	18,068	2,667
Finance Fees & Interest Expense	22,838	21,852	57,064	23,334
Impairment of Goodwill	-	-	-	-
Other Expense	17,360	21,761	30,628	22,788
Total General & Administrative Expenses	202,611	149,208	409,658	200,715

Net Income (Loss)	$(163,788)	$(23,333)	$(265,992)	$(38,419)

Revenues

The Company’s revenues for the three and six months ended March 31, 2009 were derived entirely from installing millwork products for single and multi family residential home builders through the operations of its subsidiary, Millwork Pro Inc. In April of 2009, following the merger of the Finish Company with and into Millwork Pro, the Company expanded its services to include paint, tile, carpentry and the installation of millwork. Revenues earned in the three months ended March 31, 2010 reflect income earned from these services. For the three months ended March 31, 2010, the Company recognized revenues of $401,759 (March 31, 2009 - $565,429) (Six months ended March 31, 2010 and 2009- $1,051,607, and $727,169 respectively). Installation services represent approximately 42.6% ($171,281) of revenues (six months ended March 31, 2010 - 45% $475,551), paint services represent 35.3% ($142,071) (six months ended March 31, 2010 - 37% $389,965), and tile services represent 22% ($88,406) (six months ended March 31, 2010 - 18% $186,090). Revenue for the three months ended March 31, 2009 from installation services totaled $565,429. With the acquisition of The Finish Company we added painting and tiling to our service offering. We are able to offer one customer more services and increase our revenue opportunity. Moving forward our plan is to focus on residential and commercial painting because it offers greater margin opportunities. We will seek to increase our product and service offerings through acquisitions. Counter tops, flooring, windows and roofing are other areas we may add to the product offering.

Cost of Revenues Earned

Costs of Revenues Earned, as reflected in the Company’s statement of operations, consists of direct labor costs, subcontractors, tools and materials, equipment rental and other expenses. As a percentage of total revenue, our gross profit for the three months ended March 31, 2010 was 9.6% as compared to 22% for the three months ended March 31, 2009. We intend to achieve a goal of between 20% to 24% margins within the fiscal year 2010. We intend to achieve this by targeting higher margin opportunities such as residential and commercial painting. Painting projects can reach 40% gross margin and we don’t have as much competition. Another high margin opportunity is residential remodels. We are implementing improved management programs to reduce labor costs. We will be using new software to manage the labor hours. Our highest project cost is labor. By managing hours better and reducing labor costs we improve our gross margin. We intend to create a retail location that will allow us to purchase many of our materials direct from distributors. This move will allow us to save an additional 15-20% on materials we are currently purchasing. We are expanding our Internet marketing to get higher-margin clients. Our Internet marketing tends to create sales cycles that have higher margins. People who contact us by the Internet don’t tend to shop for competitive bids as much. We aren’t competing for the project with many contractors so we don’t have to decrease our margins to win the business.

General and Administrative Expenses

General and Administrative expenses, as reflected in the Company’s statement of operations, consists of Wages and Benefits, Travel and Entertainment, Consultants, Office and Equipment, Insurance, Advertising, Finance Fees and Interest Expense, and Other Expenses. As a percentage of revenue for the three months ended March 31, 2010 these expenses reflect 50% (March 31, 2009– 26.38%). Six months ended March 31, 2010 and 2009, 38.9% and 27.6% respectively.

Wages and Benefits: These costs have increased in the three and six months ended March 31, 2010 due to an increase in employees pursuant to the acquisition of The Finish Company.

Finance Fees and Interest Expense: The increase in Finance Fees and Interest expenses is related to a factoring and security agreement entered into by the Company and with Associated Marketing Consultants Inc. d/b/a AMCI Finance. The Company obtains short-term working capital by factoring, selling, and assigning to AMCI acceptable accounts receivable at a 2% discount below face value. The outstanding loan balance at March 31, 2010 was $39,627. The Company entered into a loan agreement with Bay Bank for a $135,000 credit facility agreement with an interest rate of 4.75% plus prime. On March 31, 2010 the outstanding amount of this loan was $99,990.

Net Loss

For the three months ended March 31, 2010, the Company recognized a net loss of $163,788 compared to a net loss for the three months ended March 31, 2009 of $23,333. Management has been working diligently to implement and develop procedures and processes to streamline the business operations, increase the efficiency of our bidding process, effect scalability, control labor costs, and our ability to better predict market conditions.

LIQUIDITY AND CAPITAL RESOURCES

The Company has financed its operations primarily through a line of credit based on receivables from AMCI Finance, a bank loan from Bay Bank and the sale of equity securities. Overall, our liquidity and access to capital is very limited; we have not received any commitment for additional financing and given the size of our Company we may be limited to (i) additional loans from Bay Bank (ii) the sale of the Company’s Common Stock, or (iii) other debt instruments.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. During the nine month year ended September 30, 2009 cash used in our operating activities was $(113,058) (Three months ended March 31, 2010 - ($16,277). We funded our operating activities with cash reserves in addition to the following net resources:

AMCI
Bay Bank Note
List Investors and Funds Received

Our primary source of liquidity is our cash flows from operations. Millwork Pro sells clients on our ability to provide construction services. For every dollar in revenue we spend approximately 25% on materials, 45% on labor and 25% on fixed overhead. We finance operations primarily through a line of credit based on receivables from AMCI Finance. We are able to factor our receivables for completed projects and receive income immediately upon submitting invoices. This greatly improves our cash flow.

On March 11, 2010, the Company renewed and changed the terms of its Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank. Descriptions of the material changes in terms to the original loan are as follows:

  Change from a Term Loan to a Revolving Line of Credit.
  Change in payment structure from monthly payments of principal plus interest to monthly interest only plus weekly principal payments of $750.00 beginning on April 1, 2010.
  The Company is to provide Borrowing Base Certificates with each advance request but not less than weekly, which will be supported by a listing of all Receivables, Payables, Jobs in Progress and estimated costs.
  The Advance Ratio is not to exceed 80% of eligible Accounts.
  The Maturity Date has extended from February 1, 2010 to September 1, 2010.

List Investors and Funds Received - As of March 31, 2010, the Company had sold 928,500 shares to 35 purchasers, at a purchase price of $0.10 per share, for gross proceeds of $92,850, pursuant to its offering under Regulation A. On May 5, 2010, the Company entered into a 90 day Promissory Loan Agreement with Steve Lowden, a copy of which is included herein as exhibit 10.5. The principal of the loan is $15,000, at a 5.00% interest rate, which matures on August 10, 2010, at which point full payment of the loan is due to the lender.

At March 31, 2010, we had a cash balance of $5,896 compared to $23,974 at September 30, 2009, a decrease of $18,078. At March 31, 2010, our working capital was $69,767 as compared to $242,909 at September 30, 2009, a change of $173,142. Our current assets, other than cash, consist of 145,583 in accounts receivable, 15,878 in prepaid expenses - deposits.

Our current liabilities consisted primarily of $141,659 Short term notes payable and factored receivables due to Bay Bank and to AMCI Finance and $449,869 in accounts payable and accrued expenses.

The acquisition of The Finish Company has created negative cash flows. The primary reasons for the negative cash flows are lower revenues due to the economy, small gross margins due to competition and fixed costs that don’t decrease in proportion to the decrease in revenues.

The economy has greatly affected our revenues and our ability to obtain new clients. For the three months ended March 31, 2010, the Company recognized revenues of $401,759 as compared to the same period in March 31, 2009 with $565,429 in revenue. The construction industry is driven primarily by the residential construction market, which is in turn dependent upon a number of factors, including demographic trends, interest rates, employment levels, supply and demand for housing stock, availability of credit, foreclosure rates, consumer confidence and the economy in general. The homebuilding industry is undergoing a significant and sustained downturn due to negative trends in many of the factors listed above. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2009 declined 28.4% from 2008, and declined 40.5% during 2008 from 2007. Many homebuilders have significantly decreased their starts because of lower demand and an excess of both existing and new home inventory. The weakness in the homebuilding industry has resulted in a substantial reduction in the demand for construction services such as painting, tile, carpentry and millwork.

We work to expand our customer base beyond homebuilders and focus on the consumer market for residential services such as painting and remodeling. We also work with the commercial markets such as retail and office buildings. We believe the residential home building market isn’t going to significantly improve until 2012. By expanding our customer base and continually entering new markets we can lessen the impact of the residential home market.

Competition for projects is fierce because of the economy. There are fewer jobs to compete for and more competitors bidding on the same projects. The gross margin percentage decreased for 2009 as compared with 2008 primarily as a result of the Company aggressively bidding projects in order to obtain the business. As a percentage of total revenue, our gross profit for the three months ended March 31, 2010 was 9.6% as compared to 22% for the three months ended March 31, 2009. We have to price our services more aggressively in order to win projects. Gross margin percentage was also impacted by the decrease in revenues.

The acquisition of The Finish Company created higher fixed costs due to the number of employees required to offer our services. As a percentage of revenue for the three months ended March 31, 2010 General and Administrative expenses reflect 50% as compared to March 31, 2009 at 26.38%. We need to maintain a base level of employees to offer the construction services. We aren’t able to use a significant amount of contract labor due to the level of quality we need to deliver. Our fixed costs do not decrease in proportion to the decrease in those revenues.

We are extremely focused on expenses and working capital to improve our cash flow. We maintain a continuous improvement, “best practices” operating philosophy and regularly implement new initiatives to reduce costs, increase efficiency and reduce working capital. We analyze our workforce productivity to determine the optimal labor mix that minimizes cost. Our focus on cost controls, working capital and operating improvements is particularly important during this downturn. Our largest controllable cost is our salaries and wages. We decreased wages by 12% across the board.

We believe that our current cash and cash equivalents will be sufficient to meet our anticipated working capital requirements and capital expenditures for 12 months following the date of this report. Our business is subject to seasonality and our cash flow from operations improves significantly from June through October every year. Nevertheless, we may require additional sources of liquidity in the event of changes in business conditions or other future developments. Factors affecting our sources of liquidity include our sales performance and our ability to control material costs and labor. Any changes in the significant factors affecting our revenues may cause material fluctuations in our cash generated from operations. Changes in working capital, including any significant shortening or lengthening of our accounts receivable cycle, may also cause fluctuations in our cash generated from operations. If our sources of liquidity are insufficient to satisfy our cash requirements, we may seek to sell additional equity or securities to meet our cash needs.

If we are to implement our business plan, we will need to raise significant amounts of additional capital during the year ending September 30, 2010. We have not received any commitment that any such additional financing would be forthcoming. Accordingly, there can be no assurance that the Company will be successful in selling equity or securing debt financing, or that any combination thereof will be sufficient to meet our capital needs or, if it could be obtained, that it can be obtained on reasonable terms in light of our circumstances at that time. In addition, if any financing should be obtained, existing shareholders will likely incur substantial, immediate, and permanent dilution of their existing investment.

Critical Accounting Policies and Estimates

Basis of Consolidation
The consolidated financial statements include the account of Northtech Industries, Inc. and its wholly-owned subsidiary, Millwork Pro, Inc., DBA The Finish Company. All material intercompany transactions between the Company and its Subsidiary have been eliminated in consolidation.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable
Certain accounts receivable were factored with recourse as of March 31, 2010. Accounts receivable were recorded net of an allowance for doubtful accounts for the three and six months ended March 31, 2010 and 2009 and for the years ended September 30, 2009, December 31, 2008 and 2007. All accounts were considered fully collectible, therefore, no allowance was established as of March 31, 2010, September 30, 2009, December 31,

2008 and 2007, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising
The Company expenses advertising costs as they are incurred. Advertising expense for the years ended September 30, 2009, December 31, 2008 and 2007 was $15,756, $18,684 and $ 9,676, respectively. Advertising expense for the six months ended March 31, 2010 and 2009 were $18,068 and $2,667 respectively.

Revenue Recognition
The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

Concentrations of Credit Risk
Millwork Pro had one major customer, PCS Millwork, from whom 34% and 60% of revenues were earned for the years ended December 31, 2008 and 2007. The Company was contractually obligated to service the clients of PCS Millwork. All customers were billed through a billing arrangement with PCS Millwork through September 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008. The Finish Company had one major customer, Charter Construction, from whom 13% of revenues were earned for the period ended September 30, 2009. For the three and six months ended March 31, 2010, the Company dervived 10% and 8% of revenues respectively from Build Urban.

Stock Based Compensation
The Company uses the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, for its non-employee stock compensation plan. Under Statement No. 123, compensation expense is determined based on the fair value of the services received.

Vehicles and Equipment
Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operation in the year of disposal.

Depreciation
Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Item 3.	Properties.

The Company does not own any real estate, plant, equipment or patents at this time. The Company has no plans to acquire property in the immediate future. Northtech subleases an office space and maintains its corporate office at 6363 7th Ave So. #220, Seattle, Washington 98108. The monthly rental fee is $550. The rental of the office space commenced April 27, 2009 and expires at midnight on April 26, 2010. We have extended our rental agreement and increased the square footage of office space from 450 sq ft to 800 sq ft. The rental fee increased to $1,250 per month and the term exiry date has extended to January 31, 2011. An amended page 1 of the original agreement has been filed herein as exhibit 10.6. Sales and office support staff work out of this office facility while the installation crew works on customer job sites.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of the 15,578,500 fully diluted shares of Class A Common Stock as of June 30, 2010. Information is provided for the following:

1.	Each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of Class A Common Stock;
2.	Each of our Directors and Executive Officers; and
3.	All of our Directors and Officers as a group.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(3)
Class A Common Stock	Mark Jensen	5,878,000(4)	37.8%
Class A Common Stock	Loren Perrigo	1,804,000(5)	11.2%
Class A Common Stock	Michael Grabham	5,478,000	35.2%
Class A Common Stock	Tim Flannigan	375,000	2.4%
Class A Common Stock	Jessica Thibert	575,000	3.7%
Total Directors and Officers as a Group		14,110,000	90.5%

(1)	Unless otherwise noted, the address of each person or entity listed is c/o Northtech Industries, Inc., 6363 7thh Ave So. #220, Seattle, Washington, 98108.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of June 30, 2010, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)

The Company has a total of 15,578,500 issued and outstanding shares of Class A Common Stock (which includes 500,000 shares of Class B Common Stock, convertible at any time into shares of Class A Common Stock on a one-for-one basis.

(4)	Includes 400,000 shares of Class B Common Stock, immediately convertible into 400,000 shares of Class A Common Stock.
(5)	Includes 100,000 shares of Class B Common Stock, immediately convertible into 100,000 shares of Class A Common Stock.

Item 5.	Directors and Executive Officers

The following table sets forth, as of the date of this Registration Statement, the name, age and positions of our officers and directors:

Name	Age	Position
Michael Grabham	47	Chief Executive Officer, and Director
Mark Jensen	48	Chairman of the Board, and Director
Jessica Thibert	30	Corporate Secretary
Loren Perrigo	51	Director
Tim Flannigan	47	Director

Michael Grabham, Age 47, - Chief Executive Officer, and Director

Mr. Grabham is the President of The Finish Company and Northtech Industries in Seattle, Washington. He founded The Finish Company in February of 2007 to offer a variety of contractor services to homeowners, builders and other contractors. As President of the company he is responsible for the overall operations including managing relationships with banks, vendors and customers. He is responsible for accounting, finance, taxes and government filings. From May of 2006 to December of 2008, Mr. Grabham was the General Manager and Partner of Logan’s Hammer Building and Renovation. Logan’s Hammer is a residential home builder and remodeler in the Seattle area. He was directly responsible for sales, marketing and operations. He developed accounting processes for growth and negotiated with banks, vendors and customers. From February of 2005 to April of 2006 he was the Vice President of Sales and Marketing for Genesis Exchange, Inc. Genesis Exchange is a marketplace where private companies access Angel Investors and Investors find interesting opportunities across North America. He was in charge of sales and marketing for this start up company. Mr. Grabham received his MBA from Seattle University and has an undergraduate degree in Mathematics. He is a skilled business leader with a proven track record for growing businesses. He has a strong marketing and sales background and has demonstrated a strong aptitude for generating revenue. He has the ability to create and execute a strong business plan and recruit qualified skilled people for necessary roles to meet the required objectives.

Mark Jensen, Age 48, - Chairman of the Board, and Director

Mr. Jensen has consulted with more than 300 companies in the past 17 years as a marketing consultant. He founded DVRC, Inc., a marketing and management consulting company, in January, 2000 continues to serve as President at present. He has provided marketing consulting services to many companies in the Seattle area. His responsibilities are the design and implementation of the client’s sales funnel. This includes designing and implementing lead generation and sales systems. As a consultant he primarily works with one key senior executive who in turn works with employees directly. He primarily works with firms from 10 to 100 employees although has worked with larger customers. His largest customer was 7-Eleven Canada. He is also a founder and CEO of MGN Technologies, Inc., a Vancouver, BC based company since December of 2005 to current. It is a software developer and Internet marketing firm. He provides senior management, strategy and business development activities. He is a skilled marketing and sales person and brings senior management experience to the Northtech Industries team.

Jessica Thibert, Age 30, - Corporate Secretary and Director of Administration

Ms. Thibert has been involved in the public company sector for eight years and has held the office of corporate secretary for several Toronto Stock Exchange (TSX) and Over the Counter Bulletin Board (OTC:BB) companies. Ms. Thibert has worked with Millwork Pro, Inc. from July of 2006 to present. She is responsible for accounts payable, receivables and collections. She also oversees government and corporate compliance. Ms. Thibert worked for ACS Management Group Inc. from August 2002 through May 2006, where she was responsible for corporate and regulatory compliance for over a dozen publicly traded companies. She has a strong paralegal and business administration background and is responsible for coordinating and overseeing all regulatory reporting obligations and corporate administrative functions. She is very skilled with detail-oriented procedures and tasks and is very knowledgeable with corporate compliance.

Loren Perrigo, Age 51, – Director

Loren Perrigo has been in the door and millwork industry for approximately 30 years. Mr. Perrigo has worked for RTS Lumber in Woodinville, Wa from March, 2009 to present. He is the sales manager and is responsible for creating new customer accounts and servicing existing customer. He determines the customer’s specific door and millwork needs and creates quotes and completes customer transactions. He oversees a sales staff to meet company goals. Prior to RTS Lumber Mr. Perrigo owned and operated PCS Millwork in Woodinville, WA from January of 1993 to December of 2008. PCS Millwork grew to become one of the largest millwork businesses in the State of Washington before being sold in 2008. He is also the founder of the DOCS Foundation raising money and awareness for diabetes. Mr. Perrigo has a strong background in the door and millwork industry. He knows the products and services and understands the construction business. He is a skilled sales person and has managed sales teams for thirty years. He has experience with growing businesses and being an executive.

Tim Flannigan, Age 47, – Director

Tim Flannigan has been employed by The Garden City Group, Inc. from August of 2009 to present. He is in charge of logistics and administration for the legal services firm. He ensures logistics operations staff are meeting daily production goals and client’s needs are being met. He was employed by Pacific Coast Door and Moulding, Inc. from December of 2008 to June of 2009. He was the General Manager in charge of operations, inventory and production for doors and millwork. He managed the staff, set production goals and ensured customer needs were being met. Mr. Flannigan was the General Manage of PCS Millwork from June of 1993 to December of 2008. He was the General Manager in charge of operations, accounting and finance. He oversaw every aspect of the company’s operations. He has a strong background in the door and millwork industry and understands the construction industry. He has an accounting degree from the University of Washington. He understands accounting and finance. He has leadership skills and is a seasoned manager.

Item 6.	Executive Compensation

The following table sets forth the cash compensation paid to our officers and directors for services rendered, and to be rendered.

Summary Compensation Table
Name and Principal Position	Yea r (1)	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael Grabham (3) CEO, Director	2009 2008 2007	46,000 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	46,000 Nil Nil
Mark Jensen(2) Former CEO, Chairman, Director	2009 2008 2007	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Jessica Thibert Secretary	2009 2008 2007	17,500 52,500 60,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	17,500 52,500 60,000

(1)	The fiscal year 2009 represents the nine month period from January 1, 2009 to September 30, 2009.
(2)	Mark Jensen was the CEO of Northtech from inception to April 2009.
(3)	Michael Grabham has been the CEO since April 2009 to current.

There are no current employment agreements between the Company and its officers. We currently pay Michael Grabham, our Chief Executive Officer, $7,040 per month, and Jessica Thibert, our Secretary, $2,500 per month.

Mr. Grabham currently devotes approximately 40 hours per week to manage the affairs of the Company. Ms. Thibert currently devotes approximately 20 hours per week to manage the affairs of the Company.

There are no annuity, pension or retirement benefits proposed to be paid to the officer or director or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the company or any of its subsidiaries, if any.

Director Compensation

The following table sets forth director compensation as of September 30, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Grabham	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mark Jensen	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Loren Perrigo	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Tim Flannigan	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Compensation Committee

We have not formed an independent compensation committee.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

The Company had transactions with PCS Millwork in the ordinary course of business during 2007 and 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008.

Total revenues from PCS Millwork for the years ended December 31, 2008 and 2007 were $979,922 and $1,436,471, respectively. The majority of revenues were received from PCS Millwork because PCS Millwork did all of the billing for the Company through September 2008. However, 60% and 40% of the revenues received from PCS Millwork are outside customers from internal marketing programs for the years ended December 31, 2008 and 2007, respectively. No revenues were recorded from PCS Millwork for the period ending September 30, 2009.

The Company received interest-free advances from PCS Millwork equal to Millwork Pro’s monthly losses, if losses occur. The advances were made twice monthly in conjunction with Millwork Pro’s payroll. At December 31, 2007, the company had advances from PCS Millwork totaling $245,292. All advances outstanding as of December 31, 2008 were forgiven by PCS Millwork, and the resulting forgiveness of debt was recorded as additional paid-in capital in the year ended December 31, 2008.

The Company purchased a 2000 Ford Econoline from an employee for $ 7,000 on May 24, 2007. The note is due in $500 monthly installments with no interest for 14 months beginning May 24, 2007. The balance owing at December 31, 2007 was $ 3,000, and balance owing at December 31, 2008 was $0.

Director Independence

Our board of directors is currently composed of four members, none of whom qualify as independent directors in accordance with the published listing requirements of The NASDAQ Global Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

We are not listed on the NASDAQ Global Market and have no current intention of listing our securities on that market. We have merely elected to use the independence criteria of that market for purposes of determining whether our directors are independent.

Item 8.	Legal Proceedings.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Our operations are subject to federal, state and local laws and regulations. Currently, we are not involved, or the subject of, any pending or existing litigation.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no public market for our common stock, and no assurance can be given that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained. For additional information, see “Risk Factors” above.

Holders:

As of the date of this report, we have forty one (41) registered shareholders owning a total of 15,578,500 Class A Common Shares on a fully diluted basis. There are 500,000 Class B Common Shares outstanding held by two (2) registered holders, and 15,078,500 Class A Common Shares held by forty one (41) registered holders.

Assuming the conversion of all 500,000 shares of Class B Common Stock that are issued and outstanding, 14,925,500 shares of Class A Common Stock could be resold under Rule 144, promulgated pursuant to the Securities Act.

Dividends:

None.

Securities Authorized For Issuance Under Equity Compensation Plans:

None.

Item 10.	Recent Sales of Unregistered Securities.

We have recently sold unregistered securities as follows:

Date of Sale	Purchaser Name	Price ($)	Security	# of Shares Sold
October 30, 2006	Mark Jensen	$0.01	Class B Common	400,000(1)
December 31, 2006	Loren Perrigo	$0.01	Class B Common	100,000(1)

October 23, 2006	Mark Jensen	$0.070	Class A Common	1,136,000(2)
October 23, 2006	Loren Perrigo	$0.070	Class A Common	1,704,000(2)
December 15, 2006	Mark Jensen	$0.001	Class A Common	5,660,000(1)
December 15, 2006	Tim Flannigan	$0.001	Class A Common	375,000(1)
December 15, 2006	Jessica Thibert	$0.001	Class A Common	375,000(1)
April 14, 2009	Michael Grabham	$0.10	Class A Common	4,410,000(3)
April 14, 2009	Andy Sewrey	$0.10	Class A Common	490,000(3)
September 19, 2009	Kim Rachmeler	$0.10	Class A Common	50,000(4)
November 19, 2009	Larry Gildersleeve	$0.10	Class A Common	200,000(4)
November 24, 2009	Dave Jones	$0.10	Class A Common	75,000(4)
January 5, 2010	Debra & Elbridge Stuart	$0.10	Class A Common	400,000(4)
January 10, 2010	Jason Cascio	$0.10	Class A Common	1,000(4)
January 10, 2010	Bradley Wolf	$0.10	Class A Common	1,000(4)
January 11, 2010	Dwight Jacobson	$0.10	Class A Common	1,000(4)
January 12, 2010	Patrick Town	$0.10	Class A Common	1,000(4)
January 15, 2010	Paul Hamilton	$0.10	Class A Common	1,000(4)
January 20, 2010	Timothy Mitchell	$0.10	Class A Common	1,000(4)
January 20, 2010	Tracey Mitchell	$0.10	Class A Common	1,000(4)
January 20, 2010	Scott Graebke	$0.10	Class A Common	2,000(4)
January 22, 2010	Shannon Roberts	$0.10	Class A Common	1,000(4)
January 23, 2010	Chul Lee	$0.10	Class A Common	10,000(4)
January 26, 2010	Jason Clementz	$0.10	Class A Common	1,000(4)

January 27, 2010	Laura Sewrey	$0.10	Class A Common	1,000(4)
January 27, 2010	Casey Berg	$0.10	Class A Common	1,000(4)
January 28, 2010	Kathy Slott	$0.10	Class A Common	1,000(4)
January 29, 2010	Sandra Green	$0.10	Class A Common	1,000(4)
January 29, 2010	Robert Green	$0.10	Class A Common	1,000(4)
January 31, 2010	Marci Pliskin	$0.10	Class A Common	1,500(4)
January 31, 2010	Renee Russak	$0.10	Class A Common	1,500(4)
January 31, 2010	Kim Walts	$0.10	Class A Common	1,500(4)
February 2, 2010	John Huntley	$0.10	Class A Common	1,000(4)
February 2, 2010	Kim Rachmeler	$0.10	Class A Common	50,000(4)
February 3, 2010	Patricia Dunn	$0.10	Class A Common	1,000(4)
February 3, 2010	Kevin Mansel	$0.10	Class A Common	10,000(4)
February 4, 2010	Bryan Vukelich	$0.10	Class A Common	100,000(4)
February 5, 2010	Shannon Farmer	$0.10	Class A Common	1,000(4)
February 5, 2010	Douglas Schmidt	$0.10	Class A Common	1,000(4)
February 5, 2010	Bradley Smith	$0.10	Class A Common	1,000(4)
February 5, 2010	Matt Bird	$0.10	Class A Common	1,000(4)
February 5, 2010	Bret Howlett	$0.10	Class A Common	1,000(4)
February 5, 2010	Robert Van Sleet	$0.10	Class A Common	1,000(4)
February 5, 2010	Jerry Wilkoff	$0.10	Class A Common	5,000(4)

(1)

Issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), to an officer and director of the Company in exchange for services rendered in a non- public offering to one person.

(2)

Issued pursuant to Section 4(2) of the Securities Act to two persons in a non-public offering under that certain Share Exchange Agreement, dated December 31, 2006, by and between the Company and Millwork Pro, Inc.

(3)

Issued pursuant to Section 4(2) of the Securities Act to two persons in a non-public offering under that certain Agreement and Plan of Merger, dated April 8, 2009 by and between the Company and The Finish Company.

(4)	Issued pursuant to the Company's offering under Regulation A (File No. 024-10179).

Item 11.	Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our capital stock.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of stock consisting of (i) 85,000,000 shares of common stock, $0.001 par value per share (the “Class A Common Stock”) of which 15,078,500 shares are issued and outstanding as of April 25, 2010, (ii) 5,000,000 shares of common stock, $0.001 par value per share (the “Class B Common Stock”) of which 500,000 shares have been issued, (iii) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Class A Preferred Stock”) of which no shares have been issued, and (iv) 5,000,000 shares of preferred stock, $0.001 par value per share (the “Class B Preferred Stock”) of which no shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Holders of Class B Common Stock are entitled to one hundred (100) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote for the consent of the stockholders of the Company. Except as otherwise provided by our Bylaws or by the General Corporation Law of the State of Nevada, holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matter (including the election of directors) together as one class.

Conversion

Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof at any time. Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer by the initial registered holder thereof.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof. At this time the Company has no issued classes of Preferred Stock outstanding.

Item 12.	Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

     “1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or
(b)

Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

     Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

     “1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

           (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Item 13.	Financial Statements and Supplementary Data.

Please see our financial statements attached to the end of this Registration Statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

a.	We have included the following financial statements and notes with this Registration Statement:

	1.	Audited Annual Financial Statements for the nine month year ended September 30, 2009, December 31, 2008 and 2007.

	2.	Interim Financial Statements for the three and six month periods ended March 31, 2010 and 2009.

	3.	Audited Annual Financial Statements for the years ended December 31, 2009 and 2008 for The Finish Company Painting & Carpentry.

b.	Exhibits

Exhibit No.	Exhibit

2.1

Agreement (regarding share exchange), dated October 23, 2006, by and between Northtech Industries, Inc., a Nevada corporation and Millwork Pro, Inc., a Washington corporation. (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)

2.2

Agreement and Plan of Merger, dated march 18, 2009, by and among Northtech Industries, Inc., a Nevada corporation, MillworkPro, Inc., a Washington corporation, and The Finish Company Painting and Carpentry, Inc., a Washington corporation. (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)

3.1

Articles of Incorporation of Northtech Industries Inc., a Nevada corporation. (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)

3.2	By-laws of Northtech Industries Inc., a Nevada corporation. (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)
10.1

Factoring and Security Agreement, dated October 28, 2008, by and between Associated Marketing Consultants, Inc. and Millwork Pro, Inc., a Washington corporation (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)

10.2

Lease Agreement, dated April 27, 2009, by and between Compleat Sportswear, Inc. and The Finish Company (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)

10.3	Form of Subscription Agreement (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)
10.4	Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on May 3, 2010.)
10.6	Amended Page 1 Lease Agreement, by and between Compleat Sportswear, Inc. and The Finish Company
10.5	Promissory Note between Northtech Industries, Inc. and Steve Lowden (Incorporated by reference, previously filed on Form 10, submitted to the Securities and Exchange Commission on June 30, 2010.)
21.1	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Northtech Industries Inc.
(Registrant)

Date: July 28, 2010	By:	/s/ Michael Grabham
Michael Grabham
Chief Executive Officer

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY

CONSOLIDATED ANNUAL FINANCIAL STATEMENTS

September 30, 2009 and December 31, 2008 and 2007

Audited

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Northtech Industries Inc.

I have audited the accompanying balance sheet of Northtech Industries Inc. as of September 30, 2009, December 31, 2008 and December 31, 2007, and the related statement of operations, stockholders’ equity and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northtech Industries Inc., as of September 30, 2009, December 31, 2008 and December 31, 2007, and the results of its operations and cash flows for the fiscal years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note # 2 to the financial statements, the Company has incurred substantial net losses for the years ended September 30, 2009, December 31, 2008 and 2007. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note # 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ George Stewart

Seattle, Washington
June 28, 2010

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Consolidated Balance Sheet

	As of September 30,	As of December 31,	As of December 31,
	2009 Restated	2008	2007
ASSETS
Current Assets
Cash	$23,974	$596	$4,390
Accounts receivable	364,450	106,781	-
Prepaid expenses - Deposits	17,087	5,767	7,470
Total Current Assets	405,511	113,144	11,860

Other Assets
Vehicles and equipment	27,715	8,040	8,040
Accumulated depreciation	(13,980)	(2,633)	(1,025)
Goodwill	485,100	-	-
Total Other Assets	498,835	5,407	7,015

TOTAL ASSETS	$904,345	$118,551	$18,875

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$343,466	$39,661	$28,127
Checks in Excess of Bank Balance	-	6,242	-
Advances From Related Parties	-	17,500	245,292
Accrued Expenses	75,173	13,653	25,090
Short Term Notes Payable & Factored Receivables	242,334	39,327	5,075
Total Current Liabilities	660,974	116,383	303,584

Long Term Liabilities
Long Term Debt	$463	$-	$-
Total Long Term Liabilities	463	-	-
Total Liabilities	661,436	116,383	303,584

Stockholders' Equity
Class A Common stock, $0.001 par value, 85,000,000 shares authorized; 9,250,000 in 2008 and 14,200,000 in 2009 shares issued and outstanding, respectively	14,200	9,250	9,250
Class B Common stock, $0.001 par value, 5,000,000 shares authorized; 500,000 shares issued and outstanding	500	500	500
Class A Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	-	-	-
Class B Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	-	-	-
Additional paid-in capital	828,721	378,466	1,660
Deficit accumulated during development stage	(600,513)	(386,048)	(296,119)
Total Stockholders' Equity	242,909	2,168	(284,709)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$904,345	$118,551	$18,875

See Notes to Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Statement of Operations

				July 31, 2006
	Year	Year	Year	(inception)
	Ended	Ended	Ended	through
	September 30,	December 31,	December 31,	September 30,
	2009 Restated	2008	2007	2009

Revenues	$2,073,755	$1,141,286	$1,436,471	$4,907,459

Cost of Revenue
Direct Labor	744,530	378,486	526,995	1,765,966
Subcontractors	496,310	483,018	621,701	1,713,542
Tools & Materials	489,501	26,748	33,490	588,373
Equipment Rental	10,055	-	-	10,761
Other	30,992	37,037	32,210	107,283
Total Cost of Revenue	1,771,388	925,289	1,214,397	4,185,926

Gross Profit ( Loss)	302,367	215,997	222,074	721,534

General & Administrative Expenses
Wages & Benefits	263,938	153,237	264,797	709,644
Travel & Entertainment	6,345	958	1,526	9,187
Consultants	46,416	81,073	99,289	235,890
Office & Equipment	32,783	16,653	18,685	70,885
Insurance Expense	32,569	26,549	42,324	105,558
Advertising	15,756	18,684	9,676	45,904
Finance Fees & Interest Expense	65,976	2,939	4,268	76,154
Other Expense	53,049	5,832	7,173	68,825
Total General & Administrative Expenses	516,832	305,926	447,736	1,322,046

Net Income (Loss)	$(214,465)	$(89,929)	$(225,662)	$(600,513)

Basic earning (loss) per share	$(0.02)	$(0.01)	$(0.02)

Weighted average number of common shares outstanding	12,294,485	9,250,000	9,250,000

See Notes to Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Statement of Changes in Stockholders' Equity
From July 31, 2006 (Inception) through September 30, 2009

	Common	Common	Additional
	Stock	Stock	Paid-in	Deficit	Total
		Amount	Capital	Accumulated	Shareholders
					Equity
Balance,July 31, 2006	-	$-	$-	$-	$-
Class A Common Stock issued for acquisition of Millwork Pro on October 23, 2006 @ $0.070 per share	2,840,000	2,840	760		3,600
Class B Common Stock issued for compensation on October 31, 2006 @ $0.001 per share	400,000	400			400
Class A Common Stock issued for compensation on December 15, 2006 @ $0.001 per share	6,410,000	6,410			6,410
Class B Common Stock issued for compensation on December 31, 2006 @ $0.001 per share	100,000	100	900		1,000
Net (loss), December 31, 2006				(70,457)	(70,457)
Balance, December 31, 2006	9,750,000	9,750	1,660	(70,457)	(59,047)

Net (loss), December 31, 2007				(225,662)	(225,662)
Balance, December 31, 2007	9,750,000	9,750	1,660	(296,119)	(284,709)

Related Party Debt Forgiveness			376,806		376,806
Net (loss), December 31, 2008				(89,929)	(89,929)

Balance, December 31, 2008	9,750,000	9,750	378,466	(386,048)	2,168

Class A Common Stock issued for aqcuisition of Finish Company on April 8, 2009 @ $0.10 per share Merger of Finish Co. and Millwork Pro	4,900,000	4,900	445,305		450,205

Issuance of common stock from private placement	50,000	50	4,950		5,000
Net (loss), September 30, 2009				(214,465)	(214,465)
Balance, September 30, 2009	14,700,000	$14,700	$828,721	$(600,513)	$242,908

See Notes to Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Statement of Cash Flows

				July 31, 2006
	Year	Year	Year	(inception)
	Ended	Ended	Ended	through
	September 30,	December 31,	December 31,	September 30,
	2009 Restated	2008	2007	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(214,465)	$(89,929)	$(225,662)	$(600,513)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,070	1,608	1,025	7,703
Changes in operating assets and liabilities:
(Increase) Decrease Accounts Receivable	(257,669)	(106,781)	44,447	(364,450)
(Increase) Decrease Prepaid Expenses	(11,320)	1,703	73,706	(17,087)
Increase (Decrease) Accounts Payable	303,805	160,548	(58,928)	492,480
Increase (Decrease) Accrued Expenses	61,520	(11,437)	(21,887)	75,173
Net cash provided by (used in) operating activities	(113,058)	(44,288)	(187,299)	(406,693)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	(18,805)		(8,040)	(26,845)
Sale of Fixed Assets	5,407			5,407
Net cash provided by (used in) investing activities	(13,398)	-	(8,040)	(21,438)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) Checks in Excess of Bank balance	(6,242)	6,242	-	-
Increase (Decrease) Short Term Notes Payable & Factored Receivables	150,612	34,252	(51,443)	189,939
Increase (Decrease) Advances from Related Parties	-	-	245,292	245,292
Issuance of common stock	50		-	9,800
Long term debt	463	-	-	463
Additional paid-in capital	4,950	-		491,710
Net cash provided by (used in) financing activities	149,833	40,494	193,849	937,204
Net increase (decrease) in cash	23,378	(3,794)	(1,490)	509,074
Cash at beginning of period	596	4,390	5,880	-
Cash at end of year	$23,974	$596	$4,390	$509,074

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during year for :
Interest	$62,939	$1,156	$2,554	$67,512
SUPPLEMENTAL DISCLOSURES OF NON-CASH ITEMS
Accounts Payable	$-	$(149,014)	$-	$-
Advances from Related Parties	$(17,500)	$(227,792)	$-	$(17,500)
Additional Paid in Capital	$(39,795)	$376,806	$-	$(39,795)
Short-term Notes	$(52,395)	$-	$-	$(52,395)
Issuance of Common Stock	$4,900	$-	$-	$4,900
Impairment of Goodwill	$-	$-	$-	$-

See Notes to Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Acquisition of The Finish Company

As of April 8,
2009
Working Capital	(52,220)
Equipment & Leasehold Improvements	18,115
Goodwill	485,100
Long Term Debt Assumed	(5,691)
Acquisition Cost of the Finish Company	$445,305

Class A Common Stock Issued for Acquisition @ $0.10	$490,000

Finish Company Revenue
2008 Revenue	$1,642,156
2009 Revenue (Jan-Mar)	$351,438

See Notes to Financial Statements

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 1. Summary of Significant Account Policies

This summary of significant accounting policies of Northtech Industries, Inc. and subsidiary is presented to assist the reader in the evaluation of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Description of Business

Northtech Industries, Inc. (“Northtech” or the “Company”) is a holding corporation incorporated in the state of Nevada. It operates in the residential construction services industry through its wholly owned subsidiary Millwork Pro, Inc. (“Millwork Pro” or “Subsidiary”) a Washington State corporation. On April 8, 2009 the Company effected a merger agreement with The Finish Company Painting and Carpentry, Inc, (“The Finish Company”). The Finish Company merged with and into Millwork Pro. The Company issued 4,900,000 shares of its Class “A” common stock to the shareholders of The Finish Company in exchange for cancellation of their shares of common stock in the Finish Company and The Finish Company merging with and into Millwork Pro. The Company’s business model is to acquire existing operators in selective niches of residential and commercial construction services and build a profitable and growing company. The Company services remodel, commercial and residential builders in key growth markets in the Pacific Northwest. Pursuant to the April 8, 2009 merger, the Company’s subsidiary operates utilizing The Finish Company business name.

The Company’s consolidated revenues were derived entirely from providing paint, tile, millwork installation, and carpet installation products and services for single and multiple family residential homebuilders. The projects are short-term in nature and are billed by the Company when completed.

On September, 14, 2009, Northtech Industries changed the fiscal year end from December 31, to September 30. The financial statements for the period ended September 30, 2009 reflect the operations from January 1, 2009 through September 30, 2009.

Basis of Consolidation

The consolidated financial statements include the account of Northtech Industries, Inc. and its wholly-owned subsidiary, Millwork Pro, Inc., DBA The Finish Company. All material intercompany transactions between the Company and its Subsidiary have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 1. Summary of Significant Account Policies, continued

Accounts Receivable

Certain accounts receivable were factored with recourse as of September 30, 2009. Accounts receivable were recorded net of an allowance for doubtful accounts for the years ended September 30, 2009, December 31, 2008 and 2007. All accounts were considered fully collectible, therefore, no allowance was established as of September 30, 2009, December 31, 2008 and 2007, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended September 30, 2009, December 31, 2008 and 2007 was $15,756, $18,684 and $ 9,676, respectively.

Revenue Recognition

The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

Concentrations of Credit Risk

Millwork Pro had one major customer, PCS Millwork, from whom 34% and 60% of revenues were earned for the years ended December 31, 2008 and 2007. The Company was contractually obligated to service the clients of PCS Millwork. All customers were billed through a billing arrangement with PCS Millwork through September 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008. The Finish Company had one major customer, Charter Construction, from whom 13% of revenues were earned for the period ended September 30, 2009.

Stock Based Compensation

The Company uses the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, for its non-employee stock compensation plan. Under Statement No. 123, compensation expense is determined based on the fair value of the services received.

Vehicles and Equipment

Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operation in the year of disposal.

Depreciation

Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 1. Summary of Significant Account Policies, continued

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Going Concern

As shown in the accompanying financial statements, the Company incurred substantial net losses for the years ended September 30, 2009, December 31, 2008 and 2007. This raises doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to raise additional capital to fund its business plan and ultimately to attain profitable operations. There is no guarantee that the Company will be able to raise enough capital or generate sufficient revenues to sustain its operation. Management believes they can raise the appropriate funds needed to support their business plan.

The financial statements do not include any adjustments relating to the recoverability or classification or recorded assets and liabilities that might result should the Company be unable to continue as a going concern. During the period from July 31, 2006 (Inception) through September 30, 2009 the Company has a loss of $600,513.

Note 3. Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements NO 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment of Disposal of Long-Lived Assets,” to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” and amendment of FASB Statement NO.140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Subsequent measurement of separately recognized servicing assets and

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 3. Recent Accounting Pronouncements, continued

servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have a significant effect on the Company’s reported financial position or results of operations.

In April 2009, the FASB issued FASB Staff Position 107-1 and Accounting Principles Board 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. FSP107-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company adopted FSP 107-1 in the second quarter of 2009. FSP 107-1 does not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Positions 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company adopted FSP 115-2 and 124-2 in the second quarter of 2009. FSP 115-2 and 124-2 does not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted FSP 157-4 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies to both interim financial statements and annual financial statements. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 did not have a material impact on the financial statements.

In July 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, “The Hierarchy of

Northtech Industries Inc and Subsidiary
Noted to Consolidated Financial Statements
September 30, 2009 and December 31, 2008 and 2007
Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 3. Recent Accounting Pronouncements, continued

Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its annual report on Form 10-K for the fiscal year ending January 3, 2010. We do not expect the adoption of SFAS 168 to materially impact our financial statements or results of operations.

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow.

As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 4. Prepaid Expenses - Deposits

The Company purchased a $14,598 general liability insurance policy with Edemnify Insurance on May 25, 2008. This policy provided coverage for the period May 2008 to May 2009. The policy requires an initial payment of $7,257 and nine monthly premiums of $833. The Company expensed seven month of this policy during the year ended December 31, 2008. The balance in prepaid expenses for this policy at December 31, 2008 was $3,738. The Company also had $2,000 of prepaid legal cost as of December 31, 2008.

The Company purchased a $17,927 a business insurance policy with Pro Builders Insurance on May 31, 2007. This policy provides coverage for the period June 2007 to May 2008. The monthly premium cost for this policy is $1,494 and the Company has expensed seven months of the policy during the period under review. The balance is prepaid expenses for this policy at December 31, 2007 was $7,470.

The Company has $17,087 of Prepaid Expenses – Deposits for the year ending September 30, 2009, which is comprised of retainage deposits from customers, funds received from customers that are to be deposited, and employee advances.

Note 5. Short Term Notes Payable

On May 31, 2007, the Company entered into a note payable for $17,927 with Baytree Finance Company to finance the purchase of business insurance. The note has a stated interest rate of 15.20% . The note consists of an initial down payment of $8,983 and nine monthly installments of $1,058 with the final monthly payment due February 29, 2008. The Company made a total of two and seven payments for the period ended December 31, 2008 and 2007, respectively. The principal balance on this loan at December 31, 2008 and 2007 was $0 and $2,075, respectively.

The Company entered into a note payable for $7,000 to purchase a 2000 Ford Econoline for $7,000 on May 24, 2007. The note is due in $500 monthly installments with no interest for 14 months beginning May 24, 2007. The balance owing at December 31, 2008 and 2007 was $0 and $3,000, respectively.

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 6. Loan from Factored Receivables, Short Term Loans

The Company entered into a factoring and security Agreement with Associated Marketing Consultants, Inc. d/b/a AMCI finance to obtain short-term working capital by factoring, selling, and assigning to AMCI acceptable accounts receivable at a 2% discount below face value.

The loan from the sale of the receivables is with recourse and is fully secured by the receivables. The loan has a 20% reserve requirement. The loan balance outstanding as of September 30, 2009 was $96,065.

On November 7, 2008, the Company entered into a Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, for a $135,000 credit facility, at a prime plus 4.75% interest rate, which matures on May 1, 2009. The loan is personally guaranteed by Michael Grabham, President, and secured by a Third Deed of Trust against his personal residence.

On June 16, 2009, the Company extended its Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, with a maturity date of July 1, 2009, at a prime plus 5.00% interest rate. On July 8, 2009, the Company again extended the Business Loan Agreement with Bay Bank, with a maturity date of August 1, 2009, at a prime plus 6.00% interest rate. On August 31, 2009, the Company again extended the Business Loan Agreement with Bay Bank, with a maturity date of February 1, 2010, at a prime plus 4.75% interest rate. On September 30, 2009, $125,364 was outstanding.

Note 7. Income Taxes

The Company has a total federal net operating loss carryforward of $586,103 that is available to offset future taxable income of which $56,047 will expire in 2026, $225,662 will expire in 2027, $89,929 will expire in 2028, and $214,465 will expire in 2029. The Company also has startup costs of $14,410 related to consolidation activities that can be amortized and offset against future taxable income for a period of five years. No income tax expense or corresponding liability has been recorded for the year ended September 30, 2009, December 31, 2008, or 2007. The Company made no cash payments for federal income taxes in the year’s ended September 30, 2009, December 31, 2008, and December 31, 2007.

As of September 30, 2009

Deferred tax assets:
Net operating tax carryforwards	$586,103
Tax rate	34%
Gross deferred tax assets	199,275
Valuation allowance	(199,275)

Net deferred tax assets	$-0-

Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

The Company’s subsidiary is incorporated and conducts all business activities in the state of Washington. The Company, therefore, is not subject to state income tax and, accordingly, no provision has been made.

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 8. Capital Stock

Each holder of Class ”A” Common Stock shall be entitled to one vote for each share of Class “A” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the Stockholders of the Company.

Each holder of Class “B” Common Stock shall be entitled to one hundred votes for each share of Class “B” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of stockholders of the Company.

The holders of Class “A” Common Stock shall be entitled to receive, share for share, with the holders of shares of Class “B” Common Stock, such dividends if, as, and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class ”A” Common Stock shall receive Class “A” Common Stock and holders of Class “B” Common Stock shall receive Class ”B” Common Stock..

In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of Class “A” Common Stock shall be entitled to receive, share for share with holders of Class “B” Common Stock, all the assets of the Company of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

Each share of Class “B” Common Stock shall be convertible into one fully paid and non-assessable share of Class “A” Common Stock at the option of the holder thereof at any time.

The powers, designations, preferences, rights and qualification of the Class “A” and Class “B” preferred shares shall be set by a resolution of the Board of Directors.

Note 9. Increase/decrease in Paid-In Capital

Under generally accepted accounting principles, forgiveness of debt by a related party is viewed as in essence a capital transaction. Accordingly, forgiveness of debt by PCS Millwork is reported in the 2008 financial statements as a $376,806 increase in paid-in capital.

Note 10. Related Party Transactions

The Company had transactions with PCS Millwork in the ordinary course of business during 2007 and 2008. PCS Millwork was owned 100% by a shareholder of the Company. PCS Millwork ceased operation in December 2008.

Total revenues from PCS Millwork for the years ended December 31, 2008 and 2007 were $979,922 and $1,436,471, respectively. The majority of revenues were received from PCS Millwork because PCS Millwork did all of the billing for the Company through September 2008. However, 60% and 40% of the Revenues received from PCS Millwork are outside customers from internal marketing programs for the years ended December 31, 2008 and 2007, respectively. No revenues were recorded from PCS Millwork for the period ending September 30, 2009.

The Company received interest-free advances from PCS Millwork equal to Millwork Pro’s monthly losses, if losses occur. The advances were made twice monthly in conjunction with Millwork Pro’s payroll. At December 31, 2007, the company had advances from PCS Millwork totaling $245,292. All advances outstanding as of December 31, 2008 were forgiven by PCS Millwork, and the resulting forgiveness of debt has been recorded as additional paid-in capital in these financial statements in accordance with APB Opinion No. 26.

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 10. Related Party Transactions, continued

The Company purchased a 2000 Ford Econoline from an employee for $ 7,000 on May 24, 2007. The note is due in $500 monthly installments with no interest for 14 months beginning May 24, 2007. The balance owing at December 31, 2007 was $ 3,000, and balance owing at December 31, 2008 was $0.

Note 11. Regulation A Offering

2008 and 2009 Offering Pursuant to Regulation A

In December 2008, the Company initiated an offering under Regulation A with the goal of selling up to 2,000,000 shares of Class A Common Stock, at a purchase price of $0.10 per share, for an aggregate offering of up to $200,000.

As of September 30, 2009, the Company had sold 50,000 shares to one purchaser, at a purchase price of $0.10 per share, for gross proceeds of $5,000.

The net proceeds from the offering under Regulation A, following the payment of offering-related expenses, will be used by us largely to fund the hiring of two staff members (sales, estimator), start our marketing program, upgrade accounting and operations information systems, and for working capital and other general corporate purposes.

The Company has agreed, pursuant to the terms of the subscription agreement with the investors, to provide “piggyback” registration rights.

Note 12. Restatement of Earnings

After an independent analysis of Northtech’s Goodwill related to the acquisition of the Finish Company in April 2009, management and auditors of Northtech determined that the Impairment of Goodwill that was expensed in the September 2009 financials should be restated and included as an asset on the balance sheet. The restatement was deemed necessary due to the difficulty of measuring the impact of the acquisition in a short period of time, as the purchase of the Finish Company occurred in April 2009 and was not a part of the holding company for a full 12 months. We will again perform an analysis of the goodwill balance in September 2010 to determine whether an impairment will be necessary at that time.

The restatement of the September 2009 financials had the follow affect on the financial statements:

	Year	Year	Year
	Ended	Ended	Ended
	September	September	September
	30,	30,	30,
	2009	2009	2009
	Filing	Correction	Restated
Income Statement
Net Income (Loss)	$(699,565)	$485,100	$(214,465)
Basic earnings (loss) per share	$(0.06)	$0.04	$(0.02)

Balance Sheet
Other Assets
Goodwill	$-	$485,100	$485,100
Stockholders' Equity
Deficit Accumulated	$(1,085,613)	$485,100	$(600,513)

Northtech Industries Inc and Subsidiary
Notes to Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Note 13. Subsequent Event

January 2010 Regulation A Offering

As of January 13, 2010, the Company had sold an additional 679,000 shares of Class A Common Stock under its Regulation A offering to seven purchasers at a purchase price of $0.10 per share, for gross proceeds of $67,900. As of January 13, 2010, the Company had sold a total of 729,000 shares of Common Stock to eight purchasers at a purchase price of $0.10 per share, for gross proceeds of $72,900.

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY

GEORGE STEWART, CPA
316 – 17th AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX (206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Northtech Industries Inc. and Subsidiary

I have reviewed the condensed balance sheet of Northtech Industries Inc. and Subsidiary as of March 31, 2010, and the related condensed statements of operations for the three and six months ended March 31, 2010 and 2009 and condensed statements of cash flows for the three and six months ended March 31, 2010 and 2009. These financial statements are the responsibility of the company’s management.

I conducted my review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with generally accepted accounting principles in the United States of America.

I have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Northtech Industries Inc. and Subsidiary as of September 30, 2009, and the related statements of operations, retained earnings and cash flows for the year then ended (not presented herein); and in my report dated April 20, 2010, I expressed a going concern opinion on those financial statements. In my opinion, the information set forth in the accompanying condensed balance sheet as of September 30, 2009, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Seattle, Washington
June 28, 2010

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Consolidated Balance Sheet

	As of March 31,	As of September 30,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$5,896	$23,974
Accounts receivable	145,583	364,450
Prepaid expenses - Deposits	15,878	17,087
Total Current Assets	167,357	405,511

Other Assets
Vehicles and equipment	27,715	27,715
Accumulated depreciation	(18,878)	(13,980)
Goodwill	485,100	485,100
Total Other Assets	493,937	498,835

TOTAL ASSETS	$661,294	$904,345

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$288,454	$343,466
Checks in Excess of Bank Balance	0	0
Advances From Related Parties	0	0
Accrued Expenses	161,415	75,173
Short Term Notes Payable & Factored Receivables	141,659	242,334
Total Current Liabilities	591,527	660,974

Long Term Liabilities
Long Term Debt	$-	$463
Total Long Term Liabilities	-	463
Total Liabilities	591,527	661,436

Stockholders' Equity
Class A Common stock, $0.001 par value, 85,000,000 shares authorized; 14,200,000 at September 30, 2009, and 15,079,000 at March 31, 2010 shares issues and outstanding, respectively	15,079	14,200
Class B Common stock, $0.001 par value, 5,000,000 shares authorized; 500,000 shares issued and outstanding	500	500
Class A Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding
Class B Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding
Additional paid-in capital	920,693	828,721
Deficit accumulated during development stage	(866,504)	(600,513)
Total Stockholders' Equity	69,767	242,909

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$661,294	$904,345

See Notes to Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Statement of Operations - Detailed

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$401,759	$565,429	$1,051,607	$727,169

Cost of Revenue
Direct Labor	171,464	197,642	394,759	209,614
Subcontractors	73,334	96,705	165,770	208,940
Tools & Materials	114,611	135,788	330,042	136,901
Equipment Rental	283	344	5,820	344
Other	3,244	9,074	11,551	9,074
Total Cost of Revenue	362,936	439,553	907,942	564,873

Gross Profit ( Loss)	38,823	125,876	143,666	162,296

General & Administrative Expenses
Wages & Benefits	115,860	85,822	222,819	107,255
Travel & Entertainment	6,771	-	14,366	3,075
Consultants	7,214	5,205	25,359	18,210
Office & Equipment	19,965	7,761	33,648	12,811
Insurance Expense	664	6,140	7,705	10,576
Advertising	11,938	667	18,068	2,667
Finance Fees & Interest Expense	22,838	21,852	57,064	23,334
Impairment of Goodwill	-	-	-	-
Other Expense	17,360	21,761	30,628	22,788
Total General & Administrative Expenses	202,611	149,208	409,658	200,715

Net Income (Loss)	$(163,788)	$(23,333)	$(265,992)	$(38,419)

Basic earning (loss) per share	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average number of common shares outstanding	15,517,882	9,750,000	15,517,882	9,750,000

See Notes to Financial Statements

NORTHTECH INDUSTRIES INC. AND SUBSIDIARY
Statement of Cash Flows

	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(163,788)	$(23,333)	$(265,992)	$(38,419)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,449	-	4,898	804
Changes in operating assets and liabilities:
(Increase) Decrease Accounts Receivable	153,326	(100,460)	218,867	(186,938)
(Increase) Decrease Prepaid Expenses	12,610	(20,688)	1,209	(15,784)
Increase (Decrease) Accounts Payable	(59,280)	163,638	(55,013)	199,921
Increase (Decrease) Accrued Expenses	38,405	3,581	86,241	3,581
Net cash provided by (used in) operating activities	(16,277)	22,739	(9,789)	(36,835)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) Checks in Excess of Bank balance	-	(5,030)	-	1,212
Increase (Decrease) Short Term Notes Payable & Factored Receivables	(43,891)	(18,305)	(100,676)	21,022
Long term debt	-	-	(463)	-
Issuance of common stock	604	-	879	-
Additional paid-in capital	64,746	-	91,971	-
Net cash provided by (used in) financing activities	21,459	(23,335)	(8,289)	22,234

Net increase (decrease) in cash	5,182	(596)	(18,078)	(14,601)

Cash at beginning of period	714	596	23,974	14,601
Cash at end of period	$5,896	$0	$5,896	$0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during period for :
Interest	$14,894	$4,644	$49,120	$5,800

Income Taxes	$-	$-	$-	$-

See Notes to Financial Statements

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 1. Summary of Significant Account Policies

This summary of significant accounting policies of Northtech Industries, Inc. and subsidiary is presented to assist the reader in the evaluation of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Description of Business

Northtech Industries, Inc. (“Northtech” or the “Company”) is a holding corporation incorporated in the state of Nevada. It operates in the residential construction services industry through its wholly owned subsidiary Millwork Pro, Inc. (“Millwork Pro” or “Subsidiary”) a Washington State corporation. On April 8, 2009 the Company effected a merger agreement with The Finish Company Painting and Carpentry, Inc, (”The Finish Company”). The Finish Company merged with and into Millwork Pro. The Company issued 4,900,000 shares of its Class “A” common stock to the shareholders of The Finish Company in exchange for cancellation of their shares of common stock in The Finish Company and The Finish Company merging with and into Millwork Pro. The Company’s business model is to acquire existing operators in selective niches of residential and commercial construction services and build a profitable and growing company. The Company services remodel, commercial and residential builders in key growth markets in the Pacific Northwest. Pursuant to the April 8, 2009 merger, the Company’s subsidiary operates utilizing The Finish Company business name.

The Company’s consolidated revenues were derived entirely from providing paint, tile, millwork installation, and carpet installation products and services for single and multiple family residential homebuilders. The projects are short-term in nature and are billed by the Company when completed.

On September, 14, 2009, Northtech Industries changed the fiscal year end from December 31, to September 30. The financial statements for the period ended September 30, 2009 reflect the operations from January 1, 2009 through September 30, 2009.

Basis of Consolidation

The consolidated financial statements include the account of Northtech Industries, Inc. and its wholly-owned subsidiary, Millwork Pro, Inc., DBA The Finish Company. All material intercompany transactions between the Company and its Subsidiary have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 1. Summary of Significant Account Policies, continued

Accounts Receivable

Certain accounts receivable were factored with recourse as of March 31, 2010. Accounts receivable were recorded net of an allowance for doubtful accounts for the three and six months ended March 31, 2010 and March 31, 2009. All accounts were considered fully collectible, therefore, no allowance was established as of March 31, 2010 and March 31, 2009, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the three months ended March 31, 2010 and March 31, 2009 were $11,938 and $667 respectively. Advertising expense for the six months ended March 31, 2010 and March 31, 2009 were $18,068 and $2,667 respectively.

Revenue Recognition

The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

Concentrations of Credit Risk

Millwork Pro had one major customer, Laramar Construction Services, from whom 14% and 11% of revenues were earned for the three and six months ended March 31, 2009 respectively. The Company had one major customer, Build Urban, from whom 10% and 8% of revenues were earned for the three and six months ended March 31, 2010 respectively.

Stock Based Compensation

The Company uses the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, for its non-employee stock compensation plan. Under Statement No. 123, compensation expense is determined based on the fair value of the services received.

Vehicles and Equipment

Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operations in the year of disposal.

Depreciation

Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 1. Summary of Significant Account Policies, continued

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Going Concern

As shown in the accompanying financial statements, the Company incurred substantial net losses for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, December 31, 2008 and 2007. This raises doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to raise additional capital to fund its business plan and ultimately to attain profitable operations. There is no guarantee that the Company will be able to raise enough capital or generate sufficient revenues to sustain its operation. Management believes they can raise the appropriate funds needed to support their business plan.

The financial statements do not include any adjustments relating to the recoverability or classification or recorded assets and liabilities that might result should the Company be unable to continue as a going concern. During the period from July 31, 2006 (Inception) through March 31, 2010 the Company has a loss of $866,504.

Note 3. Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment of Disposal of Long-Lived Assets,” to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 3. Recent Accounting Pronouncements, continued

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” and amendment of FASB Statement No.140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have a significant effect on the Company’s reported financial position or results of operations.

In April 2009, the FASB issued FASB Staff Position 107-1 and Accounting Principles Board 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. FSP107-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company adopted FSP 107-1 in the second quarter of 2009. FSP 107-1 does not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Positions 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company adopted FSP 115-2 and 124-2 in the second quarter of 2009. FSP 115-2 and 124-2 does not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted FSP 157-4 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 3. Recent Accounting Pronouncements, continued

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 applies to both interim financial statements and annual financial statements. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS No. 165 did not have a material impact on the financial statements.

In July 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS No. 168”). SFAS No. 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS No. 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its annual report on Form 10-K for the fiscal year ending September 30, 2010. We do not expect the adoption of SFAS 168 to materially impact our financial statements or results of operations.

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow.

As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 4. Prepaid Expenses - Deposits

The Company purchased a $14,598 general liability insurance policy with Edemnify Insurance on May 25, 2008. This policy provided coverage for the period May 2008 to May 2009. The policy requires an initial payment of $7,257 and nine monthly premiums of $833.

The Company has $17,087 of Prepaid Expenses – Deposits as of September 30, 2009, which is comprised of retainage deposits from customers, funds received from customers that are to be deposited, and employee advances.

The Company has $15,878 of Prepaid Expenses – Deposits as of March 31, 2010, which is comprised of retainage deposits from customers, funds received from customers that are to be deposited, and employee advances.

Note 5. Loan from Factored Receivables, Short Term Loans

The Company entered into a factoring and security Agreement with Associated Marketing Consultants, Inc. d/b/a AMCI finance to obtain short-term working capital by factoring, selling, and assigning to AMCI acceptable accounts receivable at a 2% discount below face value.

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 5. Loan from Factored Receivables, Short Term Loans, continued

The loan from the sale of the receivables is with recourse and is fully secured by the receivables. The loan has a 20% reserve requirement. The loan balance outstanding as of March 31, 2010 was $39,627 and $23,571 as of March 31, 2009.

On November 7, 2008, the Company entered into a Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, for a $135,000 credit facility, at a prime plus 4.75% interest rate, which matures on May 1, 2009. The loan is personally guaranteed by Michael Grabham, President, and secured by a Third Deed of Trust against his personal residence.

On June 16, 2009, the Company extended its Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, with a maturity date of July 1, 2009, at a prime plus 5.00% interest rate. On July 8, 2009, the Company again extended the Business Loan Agreement with Bay Bank, with a maturity date of August 1, 2009, at a prime plus 6.00% interest rate. On August 31, 2009, the Company again extended the Business Loan Agreement with Bay Bank, with a maturity date of February 1, 2010, at a prime plus 4.75% interest rate.

On March 11, 2010, the Company renewed and changed the terms of its Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank. Descriptions of the material changes in terms to the original loan are as follows:

  Change from a Term Loan to a Revolving Line of Credit.
  Change in payment structure from monthly payments of principal plus interest to monthly interest only plus weekly principal payments of $750.00 beginning on April 1, 2010.
  The Company is to provide Borrowing Base Certificates with each advance request but not less than weekly, which will be supported by a listing of all Receivables, Payables, Jobs in Progress and estimated costs.
  The Advance Ratio is not to exceed 80% of eligible Accounts.
  The Maturity Date has extended from February 1, 2010 to September 1, 2010.

Note 6. Income Taxes

The Company has a total federal net operating loss carryforward of $586,103 that is available to offset future taxable income of which $56,047 will expire in 2026, $225,662 will expire in 2027, $89,929 will expire in 2028, and $214,465 will expire in 2029. The Company also has start-up costs of $14,410 related to consolidation activities that can be amortized and offset against future taxable income for a period of five years. No income tax expense or corresponding liability has been recorded for the quarter ended March 31, 20010, the year ended September 30, 2009, the year ended December 31, 2008, or the year ended 2007. The Company made no cash payments for federal income taxes in the six months ended March 31, 2010, the year ended September 30, 2009, the year ended December 31, 2008, and the year ended December 31, 2007.

As of September 30, 2009

Deferred tax assets:
Net operating tax carryforwards	$586,103
Tax rate	34%
Gross deferred tax assets	199,275
Valuation allowance	(199,275)

Net deferred tax assets	$-0-

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 6. Income Taxes, continued

Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

The Company’s Subsidiary is incorporated and conducts all business activities in the state of Washington. The Company, therefore, is not subject to state income tax and, accordingly, no provision has been made.

Note 7. Capital Stock

Each holder of Class ”A” Common Stock shall be entitled to one vote for each share of Class “A” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the Stockholders of the Company.

Each holder of Class “B” Common Stock shall be entitled to one hundred votes for each share of Class “B” Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of stockholders of the Company.

The holders of Class “A” Common Stock shall be entitled to receive, share for share, with the holders of shares of Class “B” Common Stock, such dividends if, as, and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class ”A” Common Stock shall receive Class “A” Common Stock and holders of Class “B” Common Stock shall receive Class ”B” Common Stock..

In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, The holders of Class “A” Common Stock shall be entitled to receive, share for share with holders of Class “B” Common Stock, all the assets of the Company of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

Each share of Class “B” Common Stock shall be convertible into one fully paid and non-assessable share of Class “A” Common Stock at the option of the holder thereof at any time.

The powers, designations, preferences, rights and qualification of the Class “A” and Class “B” Preferred Shares shall be set by a resolution of the Board of Directors.

Note 8. Regulation A Offering

2009 Regulation A Offering

As of March 31, 2010, the Company had sold 928,500 shares to 35 purchasers, at a purchase price of $0.10 per share, for gross proceeds of $92,850, pursuant to its offering under Regulation A.

The net proceeds from the offering under Regulation A, following the payment of offering-related expenses, will be used by us largely to fund the hiring of two staff members (sales, estimator), start our marketing program, upgrade accounting and operations information systems, and for working capital and other general corporate purposes.

The Company has agreed, pursuant to the terms of the subscription agreement with the investors, to provide “piggyback” registration rights.

Northtech Industries Inc. and Subsidiary
Notes to Consolidated Financial Statements
March 31, 2010 and March 31, 2009

Note 9. Restatement of Earnings

After an independent analysis of Northtech’s Goodwill related to the acquisition of the Finish Company in April 2009, management and auditors of Northtech determined that the Impairment of Goodwill that was expensed in the September 2009 financials should be restated and included as an asset on the balance sheet. The restatement was deemed necessary due to the difficulty of measuring the impact of the acquisition in a short period of time, as the purchase of the Finish Company occurred in April 2009 and was not a part of the holding company for a full 12 months. We will again perform an analysis of the goodwill balance in September 2010 to determine whether an impairment will be necessary at that time.

The restatement of the September 2009 financials had the follow affect on the financial statements:

	Year	Year	Year
	Ended	Ended	Ended
	September	September	September
	30,	30,	30,
	2009	2009	2009
	Filing	Correction	Restated
Income Statement
Net Income (Loss)	$(699,565)	$485,100	$(214,465)
Basic earnings (loss) per share	$(0.06)	$0.04	$(0.02)

Balance Sheet
Other Assets
Goodwill	$-	$485,100	$485,100
Stockholders' Equity
Deficit Accumulated	$(1,085,613)	$485,100	$(600,513)

Note 10. Subsequent Event

On May 5, 2010, the Company entered into a 90 day Promissory Loan Agreement with Steve Lowden. The principal of the loan is $15,000, at a 5.00% interest rate, which matures on August 10, 2010, at which point full payment of the loan is due to the lender.

THE FINISH COMPANY PAINTING & CARPENTRY

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
The Finish Company Painting & Carpentry

I have audited the accompanying balance sheet of The Finish Company Painting & Carpentry (a corporation) as of December 31, 2008 and December 31, 2007, and the related statement of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Finish Company Painting & Carpentry, as of December 31, 2008 and December 31, 2007, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ George Stewart

Seattle, Washington
June 28, 2010

THE FINISH COMPANY PAINTING & CARPENTRY
Balance Sheet

	As of December 31,	As of December 31,
	2008	2007
ASSETS

Current Assets
Cash	$1,167	$15,194
Accounts receivable	177,766	232,713
Related Party & Employee receivable	20,420	2,072
Prepaid expenses
Total Current Assets	199,353	249,979

Other Assets
Vehicles and equipment	18,683	10,913
Accumulated depreciation	(8,910)	(3,378)
Total Other Assets	9,773	7,535

TOTAL ASSETS	$209,126	$257,514

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$149,972	$115,303
Checks in Excess of Bank Balance	29,697	48,291
Accrued Expenses	9,610	30,767
Short Term Notes Payable	139,640	189,700
Total Current Liabilities	328,919	384,060

Total Liabilities	328,919	384,060

Stockholders' Equity
Common stock, $1.00 par value, 100 shares authorized;
100 shares issued and outstanding	100	100
Additional paid-in capital	41,557	10,228
Deficit accumulated	(161,450)	(136,874)
Total Stockholders' Equity	(119,793)	(126,546)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$209,126	$257,514

See Notes to Financial Statements

THE FINISH COMPANY PAINTING & CARPENTRY
Statement of Operations

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2008	2007
Revenues	$1,642,156	$1,260,552

Cost of Revenue	1,342,872	1,140,446

Gross Profit ( Loss)	299,283	120,107

General & Administrative Expenses	323,860	256,981

Net Income (Loss)	$(24,576)	$(136,874)

Basic earning (loss) per share	$(246)	$(1,369)

Weighted average number of common shares outstanding	100	100

See Notes to Financial Statements

THE FINISH COMPANY PAINTING & CARPENTRY
Statement of Changes in Stockholders' Equity
From January 1, 2007 (Inception) through December 31, 2008

	Common	Common	Additional	Deficit
	Stock	Stock	Paid-in	Accumulated	Total
		Amount	Capital	Stage
January 1, 2007 - Stock issued	100	$100	$10,228	$-	$10,328

Net (loss), December 31, 2007				(136,874)	(136,874)
Balance, December 31, 2007	100	100	10,228	(136,874)	(126,546)
Buyout Sean Meek			31,329		31,329
Net (loss), December 31, 2008				(24,576)	(24,576)
Balance, December 31, 2008	100	$100	$41,557	$(161,450)	$(119,793)

See Notes to Financial Statements

THE FINISH COMPANY PAINTING & CARPENTRY
Statement of Cash Flows

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(24,576)	$(136,874)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,532	3,378
Changes in operating assets and liabilities:
(Increase) Decrease Accounts Receivable	54,947	(232,713)
(Increase) Decrease Related Party & Employee Receivable	(18,348)	(2,072)
Increase (Decrease) Accounts Payable	34,669	115,303
Increase (Decrease) Checks in Excess of Bank balance	(18,594)	48,291
Increase (Decrease) Accrued Expenses	(21,157)	30,767
Net cash provided by (used in) operating activities	12,474	(173,921)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase Fixed Assets	(7,770)	(10,913)
Net cash provided by (used in) investing activities	(7,770)	(10,913)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	-	100
Additional paid-in capital	31,329	10,228
Increase (Decrease) Short Term Notes Payable	(50,060)	189,700
Net cash provided by (used in) financing activities	(18,731)	200,028

Net increase (decrease) in cash	(14,027)	15,194
Cash at beginning of period	15,194	-
Cash at end of year	$1,167	$15,194

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during year for :
Interest	$27,899	$11,462
Income Taxes	$-	$-

See Notes to Financial Statements

The Finish Company Painting & Carpentry
December 31, 2008 and 2007

Note 1. Summary of Significant Account Policies

This summary of significant accounting policies of The Finish Company Painting & Carpentry is presented to assist the reader in evaluation the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Description of Business

The Finish Company Painting & Carpentry (“Company”) is a corporation incorporated in the state of Washington. The Company services remodel, commercial and residential builders in key growth markets in the Pacific Northwest. The Company’s revenues were derived entirely from installing millwork products and painting for single and multiple family residential homebuilders. The projects are short-term in nature and are billed by the company when completed.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable were recorded net of an allowance for doubtful accounts for the years ended December 31, 2008 and 2007. All accounts were considered fully collectible; therefore, no allowance was established as of December 31, 2008 and 2007, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2008 and 2007 was $ 7,275 and $ 10,086, respectively.

Revenue Recognition

The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

The Finish Company Painting & Carpentry
December 31, 2008 and 2007

Note 1. Summary of Significant Account Policies, continued

Vehicles and Equipment

Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operation in the year of disposal

Depreciation

Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Short Term Loans

The company entered into a Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, for a credit facility, at prime plus 4.75% interest rate, which matures on May 1, 2009. The loan is personally guaranteed by Michael Grabham, President, and secured by a Third Deed of Trust against his personal residence. On December 31, 2008 and 2007 respectively, $135,000 and $ 189,700 was outstanding.

The company has a Business Reserve Line for $ 5,000 from US Bank linked to their main checking account. The outstanding balance at December 31, 2008 was $ 4,640.

Note 3. Income Taxes

The Company elected to have gains or losses reported under the provisions of Sub-Chapter S of the US Tax code. No income tax expense or corresponding liability has been recorded for the years ended December 31, 2008 and 2007. The Company made no cash payments for federal income tax in the year ended December 31, 2008 and 2007.

The Company is incorporated and conducts all business activities in the state of Washington. The Company, therefore, is not subject to state income tax and, accordingly, no provision has been made.

The Finish Company Painting & Carpentry.
December 31, 2008 and 2007

Note 4. Capital Stock

On January 1, 2007 the Company issued a total 100 shares of common stock to two directors for cash at $ 103.28 per share for a total of $ 10,328.

As of December 31, 2008 the Company had 100 shares of common stock issued and outstanding.

The stockholders’ equity section of the Company contains the following classes of capital stock as of December 31, 2008:

Common stock, $ 1.00 par value: 100 shares authorized; 100 shares issued and outstanding.

Note 5. Increase in Paid-In Capital

Under generally accepted accounting principles, forgiveness of debt by a related party is viewed as in essence a capital transaction. Accordingly, forgiveness of debt by Sean Meek (Former Share holder) is reported in the 2008 financial statements as a $ 31,329 increase in paid-in capital.

Note 6. Related Party Transactions

The Company has transactions with Millwork Pro in the ordinary course of business. Millwork Pro is a merger partner in a subsequent event of the Company. At December 31, 2008 a receivable from Millwork Pro of $ 17,500 was outstanding.

During 2007, Michael Grabham, President & CEO received advances receivable from the Company. The balance outstanding at December 31, 2008 and December 31, 2007 respectively was $ 1,272 and $ 1272.

The balance of advance to employees at December 31, 2008 and December 31, 2007 respectively was $ 1,648 and $ 800.

Note 7. Subsequent Event

On April 8, 2009 the Company effected a merger agreement with Millwork Pro. The Finish Company merged with and into Millwork Pro. The shareholders received 4,900,000 shares of the Class “A” common stock of Northtech Industries in exchange for cancellation of their shares of common stock in the Finish Company and The Finish Company merging with and into Millwork Pro.

THE FINISH COMPANY PAINTING & CARPENTRY

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
The Finish Company Painting & Carpentry

I have reviewed the accompanying balance sheet of The Finish Company Painting & Carpentry (a corporation) as of March 31, 2009 and March 31, 2008, and the related statement of operations, and cash flows for the periods then ended. These financial statements are the responsibility of the Company’s management.

I conducted my review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with generally accepted accounting principles in the United States of America.

/S/ George Stewart

Seattle, Washington
June 28, 2010

FINISH COMPANY, INC.
Balance Sheet

	March 31,	March 31,
	2009	2008
ASSETS

Current Assets
Cash	$3,391	$2,031
Accounts receivable	145,559	165,173
Related Party & Employee receivable	40,568	2,422
Prepaid expenses
Total Current Assets	189,517	169,626

Other Assets
Vehicles and equipment	18,683	10,913
Accumulated depreciation	(8,910)	(3,378)
Total Other Assets	9,773	7,535

TOTAL ASSETS	$199,290	$177,161

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$199,170	$106,883
Checks in Excess of Bank Balance	23,750
Accrued Expenses	41,547	47,551
Short Term Notes Payable	148,391	121,575
Total Current Liabilities	412,858	276,010

Total Liabilities	412,858	276,010

Stockholders' Equity
Common stock, $1.00 par value, 100 shares authorized; 100 shares issued and outstanding	100	100
Additional paid-in capital	41,557	10,228
Deficit accumulated	(255,225)	(109,176)
Total Stockholders' Equity	(213,568)	(98,849)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$199,290	$177,161

See Notes to Financial Statements

FINISH COMPANY, INC.
Statement of Operations

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008

Revenues	$351,438	$431,819

Cost of Revenue	317,560	323,646

Gross Profit ( Loss)	33,878	108,173

General & Administrative Expenses	127,652	80,476

Net Income (Loss)	$(93,775)	$27,698

Basic earning (loss) per share	$(938)	$277

Weighted average number of common shares outstanding	100	100

See Notes to Financial Statements

FINISH COMPANY, INC.
Statement of Cash Flows

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(93,775)	$27,698

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation
Changes in operating assets and liabilities:
(Increase) Decrease Accounts Receivable	32,207	67,540
(Increase) Decrease Related Party & Employee Receivable	(20,148)	(350)
Increase (Decrease) Accounts Payable	49,198	(8,420)
Increase (Decrease) Checks in Excess of Bank balance	(5,947)	(48,291)
Increase (Decrease) Accrued Expenses	31,937	16,784

Net cash provided by (used in) operating activities	(6,527)	54,962

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	-	-
Purchase Fixed Assets
Net cash provided by (used in) investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock
Additional paid-in capital
Increase (Decrease) Short Term Notes Payable	8,751	(68,125)

Net cash provided by (used in) financing activities	8,751	(68,125)

Net increase (decrease) in cash	2,224	(13,163)
Cash at beginning of year	1,167	15,194
Cash at end of period	$3,391	$2,031

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during year for :
Interest	$27,899	$11,462

Income Taxes	$-	$-

See Notes to Financial Statements

The Finish Company Painting & Carpentry
December 31, 2008 and 2007

Note 1. Summary of Significant Account Policies

This summary of significant accounting policies of The Finish Company Painting & Carpentry is presented to assist the reader in evaluation the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Description of Business

The Finish Company Painting & Carpentry (“Company”) is a corporation incorporated in the state of Washington. The Company services remodel, commercial and residential builders in key growth markets in the Pacific Northwest. The Company’s revenues were derived entirely from installing millwork products and painting for single and multiple family residential homebuilders. The projects are short-term in nature and are billed by the Company when completed.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable were recorded net of an allowance for doubtful accounts for the three months ended March 31, 2009 and 2008. All accounts were considered fully collectible; therefore, no allowance was established as of March 31, 2009 and 2008, respectively. If amounts become uncollectible, they will be charged to operations when that determination is made.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the three months ended March 31, 2009 and 2008 was $667 and $544, respectively.

Revenue Recognition

The Company recognizes revenues on the completed-contract method. The completed-contract method is used because the typical contract is completed in one month or less, and financial position and results of operations do not vary significantly from those that would result using the percentage-of-completion method. A contract is considered substantially complete at the time of departure from the job site.

The Finish Company Painting & Carpentry
December 31, 2008 and 2007

Note 1. Summary of Significant Account Policies, continued

Vehicles and Equipment

Vehicles and equipment are stated at cost. Gains or losses on dispositions of equipment are included in operation in the year of disposal

Depreciation

Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Short Term Loans

The company entered into a Business Loan Agreement with Cowlitz Bank, d/b/a Bay Bank, for a credit facility, at prime plus 4.75% interest rate, which matures on May 1, 2009. The loan is personally guaranteed by Michael Grabham, President, and secured by a Third Deed of Trust against his personal residence. On March 31, 2009 and 2008 respectively, $135,168 and $113,662 was outstanding.

The company has a Business Reserve Line for $5,000 from US Bank linked to their main checking account. The outstanding balance at March 31, 2009 was $4,472.

Note 3. Income Taxes

The Company elected to have gains or losses reported under the provisions of Sub-Chapter S of the US Tax code. No income tax expense or corresponding liability has been recorded for the three months ended March 31, 2009 and 2008. The Company made no cash payments for federal income tax in the three months ended March 31, 2009 and 2008.

The Company is incorporated and conducts all business activities in the state of Washington. The Company, therefore, is not subject to state income tax and, accordingly, no provision has been made.

The Finish Company Painting & Carpentry.
December 31, 2008 and 2007

Note 4. Capital Stock

On January 1, 2007 the Company issued a total 100 shares of common stock to two directors for cash at $ 103.28 per share for a total of $ 10,328.

As of March 31, 2009 the Company had 100 shares of common stock issued and outstanding.

The stockholders’ equity section of the Company contains the following classes of capital stock as of March 31, 2009:

Common stock, $ 1.00 par value: 100 shares authorized; 100 shares issued and outstanding.

Note 5. Increase in Paid-In Capital

Under generally accepted accounting principles, forgiveness of debt by a related party is viewed as in essence a capital transaction. Accordingly, forgiveness of debt by Sean Meek (Former Share holder) is reported in the 2008 financial statements as a $31,329 increase in paid-in capital.

Note 6. Related Party Transactions

The Company has transactions with Millwork Pro in the ordinary course of business. Millwork Pro is a merger partner in a subsequent event of the Company. At March 31, 2009 a receivable from Millwork Pro of $34,362 was outstanding.

During 2007, Michael Grabham, President & CEO received advances receivable from the Company. The balance outstanding at March 31, 2009 and March 31, 2008 respectively was $1,139 and $1,272.

The balance of advance to employees at March 31, 2009 and March 31, 2008 respectively was $5,067 and $1,150.

Note 7. Subsequent Event

On April 8, 2009 the Company effected a merger agreement with Millwork Pro. The Finish Company merged with and into Millwork Pro. The shareholders received 4,900,000 shares of the Class “A” common stock of Northtech Industries in exchange for cancellation of their shares of common stock in the Finish Company and The Finish Company merging with and into Millwork Pro.